As filed with the Securities and Exchange Commission on July 12, 2024
Registration No. 333-279770

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONX CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	6510 (Primary Standard Industrial Classification Code Number)	85-2728630 (I.R.S. Employer Identification No.)
5701 S. Santa Fe Dr.
Littleton, CO 80120
Telephone: (303) 472-1542
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Kiser
Chief Executive Officer
5701 S. Santa Fe Dr.
Littleton, CO 80120
Telephone: (303) 472-1542
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mario Schollmeyer
Sullivan & Cromwell LLP
New York, New York 10004
(212) 558-4000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus dated July 12, 2024.
PROSPECTUS
CONX Corp.
30,083,285 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
30,000 Shares of Class A Common Stock
This prospectus relates to the issuance by CONX Corp. (“we,” “us,” “our,” the “Company,” and “CONX”) of an aggregate of up to 30,083,285 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of up to (i) 11,333,333 shares of Class A Common Stock that are issuable upon the exercise of 11,333,333 warrants (the “Private Placement Warrants”) originally issued in a private placement at a price of $1.50 per Private Placement Warrant in connection with the initial public offering (the “IPO”) of the Company and (ii) 18,749,952 shares of Class A Common Stock that are issuable upon the exercise of 18,749,952 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the IPO at a price of $10.00 per unit, with each unit consisting of one share of our Class A Common Stock and one-fourth of one Public Warrant. Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share.
This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of up to 30,000 shares of Class A Common Stock issued to our independent directors (the “Independent Directors”), which vested on the date of the consummation of the Business Combination, by certain of the Selling Securityholders.
We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We will receive up to approximately $346.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On July 11, 2024, the closing price for our Class A Common Stock on the over-the-counter market was $5.00. If the price of our Class A Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.
We may not receive cash upon the exercise of the Private Placement Warrants since the Private Placement Warrants may be exercised on a cashless basis as long as they are held by nXgen Opportunities LLC (“nXgen”) or its permitted transferees. A cashless exercise allows warrant holders to exchange the Private Placement Warrants for shares of our Class A Common Stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Securities of CONX” in this prospectus. As a result, the number of shares we issue in a cashless exercise may be lower than if the Private Placement Warrants were exercised on a cash basis, which could adversely affect the value of our Class A Common Stock, and the holders of the Private Placement Warrants could experience a positive rate of return even if the trading price of our Class A Common Stock declines.
In addition, the shares of Class A Common Stock being registered for issuance or resale on the registration statement of which this prospectus forms a part represent approximately 159.1% of our total outstanding shares of Class A Common Stock as of the date of this prospectus. Accordingly, the registration of these shares for issuance or resale creates the possibility of a significant increase in the supply of our Class A Common Stock in the market and of substantial dilution, which could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock of $5.00 on July 11, 2024, the Independent Directors may experience potential profit of up to $5.00 per share (or approximately $150,000 in the aggregate based on the Independent Directors’ beneficial ownership of 30,000 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Independent Directors having acquired the shares of Class A Common Stock at no cost in exchange for services rendered to CONX. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Independent Directors received shares of Class A Common Stock.
Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock.
Our Chairman and Director, Charles W. Ergen, through nXgen beneficially owns approximately 99.4% of our Class A Common Stock and may exert substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support, including election of directors, certain major corporate transactions and amendments to our amended and restated articles of incorporation. See “Risk Factors — Our Chairman and Director, Charles W. Ergen, through nXgen, is a controlling stockholder of the Company, having control over key decision making, which may not always be in the interest of the our other stockholders.”
We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock in the section entitled “Plan of Distribution.”
Our Class A Common Stock and Public Warrants are quoted and traded on the OTCQX Market operated by OTC Markets Group Inc. under the symbol “CNXX” and “CNXXW,” respectively. On July 11, 2024, the closing price of our Class A Common Stock was $5.00 and the closing price for our Public Warrants was $0.09.
Our business and investment in our securities involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2024

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus relates to the issuance by us of an aggregate of 30,083,285 shares of our Class A Common Stock that are issuable upon the exercise of our Warrants. This prospectus also relates to the offer and resale from time to time by the Selling Securityholders of up to 30,000 shares of Class A Common Stock.
We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. We will receive up to approximately $346.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On July 11, 2024, the closing price for our Class A Common Stock was $5.00. If the price of our Class A Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.
We may not receive cash upon the exercise of the Private Placement Warrants since the Private Placement Warrants may be exercised on a cashless basis as long as they are held by nXgen or its permitted transferees. A cashless exercise allows warrant holders to exchange the Private Placement Warrants for

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shares of our Class A Common Stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Securities of CONX” in this prospectus. As a result, the number of shares we issues in a cashless exercise may be lower than if the Private Placement Warrants were exercised on a cash basis, which could adversely affect the value of our common stock, and the holders of the Private Placement Warrants could experience a positive rate of return even if the trading price of our Class A Common Stock declines.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
On May 1, 2024 (the “Closing Date”), we completed our previously announced purchase from EchoStar Real Estate Holding L.L.C. (“Seller”), a subsidiary of EchoStar Corporation (“EchoStar”), of that certain commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (the “Transaction”), pursuant to the terms of the purchase and sale agreement, dated as of March 10, 2024 (as amended by Amendment No. 1 thereto, dated May 1, 2024, the “Purchase Agreement”), by and between the Company and Seller (the “Closing”). The Transaction constituted the Company’s “Business Combination”, as that term is defined in the Company’s Amended and Restated Articles of Incorporation.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “CONX” refer to the consolidated operations of CONX Corp. and its subsidiaries, and references to the “Business Combination” refer to the Transaction. All references herein to the “Board” refer to the board of directors of the Company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.
The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
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our ability to realize the anticipated benefits of the Business Combination;

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our ability to implement our business model, including our other expectations around the Property and the Business Combination;

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changes in the financial and macroeconomic conditions and their impact on the Company and its business and financial performance;

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our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

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our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;

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our potential ability to obtain additional financing or raise capital;

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our securities’ liquidity and trading; and

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the market for our securities.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

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PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 7 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our securities.
Our Company
We were incorporated in the State of Nevada on August 26, 2020. On May 1, 2024 (the “Closing Date”), we completed our previously announced purchase from EchoStar Real Estate Holding L.L.C. (“Seller”), a subsidiary of EchoStar Corporation (“EchoStar”), of that certain commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (the “Transaction”), pursuant to the terms of the purchase and sale agreement, dated as of March 10, 2024 (as amended, the “Purchase Agreement”), by and between the Company and Seller (the “Closing”). The Transaction constituted our “Business Combination”, as that term is defined in our Amended and Restated Articles of Incorporation. Subsequent to the Closing Date, we derive revenues primarily from rent received from our operation of real estate property. In addition, we anticipate to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and additional infrastructure assets.
On the Closing Date, the Company and Seller entered into a lease agreement (the “Seller Lease Agreement”), pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum, (iii) a monthly additional rent payment, which is estimated for each calendar year and paid in equal monthly installments, which represents Seller’s proportionate share of the operating expenses of the Property, and (iv) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH Network Corporation (“DISH”), an affiliate of Seller.
Strategy
We seek to maximize stockholder value through:
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Effective Property Management:   Our management’s focus is to maximize the value of our assets by collecting contractual rent and using other available tools to maximize value. Such tools include managing maintenance and repair obligations with respect to roof, shell, core and systems with respect to the Property and, in our discretion, may include negotiating additional property participation through the purchase of additional parcels adjacent to the Property. We intend to operate the Property at least for the initial term of the Seller Lease Agreement (which is approximately 10 years), subject to further extensions, and have no current intention to dispose of the Property through a sale or other means.

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Strategic Growth:   Concurrently with our operation of the Property, we anticipate to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets. We may also seek to take meaningful equity ownership stakes that enable us to control or significantly influence operating companies and bring the strength of our operational expertise to these companies. While there can be no assurance that any of these opportunities will result in a definitive agreement or a completed transaction, we are currently involved in ongoing discussions regarding potential acquisitions with the objective of diversifying our operations beyond our real estate operations into the communications and connectivity sectors. Any such acquisitions remain subject to, among other things, negotiations and significant due diligence, appropriate board and stockholder approvals, regulatory approvals and other conditions.

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Maintaining Sufficient Liquidity to Support our Business Model:   We strive to maintain sufficient liquidity to execute our business model. We expect that our $200 million Equity Forward Transaction

(as defined below) and our cash flow from operations will provide us with sufficient financial capacity to execute our strategy.
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Executing on Flexible Long Term Business Model:   We believe our flexible business model will enable us to pursue, as appropriate, various outcomes as a result of our property management operations and growth opportunities. We believe the combination of our focused strategy, experienced management and board of directors, stable real estate portfolio and sufficient liquidity will position us to create value for our stockholders over time.

Overview of the Property
The Property is located at 5701 South Santa Fe Boulevard, Littleton, Colorado 80120 and consists of (i) the real property more particularly described in Exhibit A to the Purchase Agreement, which is attached as Exhibit 2.1 to the registration statement of which this prospectus forms a part, (ii) the building(s), fixtures and certain other improvements located thereon (subject to certain exceptions for excluded improvements identified by Seller) and (iii) certain mutually agreed upon items of equipment, supplies, furniture owned by Seller that are necessary for the maintenance and operation of the Property. The Property is currently utilized as the headquarters of DISH Wireless.
As of March 31, 2024, the Property is comprised of approximately 206,992 square feet of net rentable area and is fully-occupied. The Property is subject to various laws, ordinances and regulations, including regulations relating to common areas. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on the Property may adversely affect our ability to attract and/or retain tenants, and our ability to develop or sell or borrow against the Property. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs we incur to address such contamination. Moreover, if contamination is discovered on the Property, environmental laws may impose restrictions on the manner in which the Property may be used or how businesses may be operated on the Property.
See “Business — Information About the Property” for further discussion.
Financing
On the Closing Date, we completed our previously announced transaction (the “Equity Forward Transaction” or “Equity Forward”) pursuant to a subscription agreement (as amended, the “Subscription Agreement”) with Charles W. Ergen, the Company’s founder, or an affiliate. Prior to the Closing Date, Mr. Ergen assigned the Subscription Agreement in accordance with its terms to the Ranch Legacy Trust, a trust established for the benefit of his family (the “Trust”). On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at an aggregate purchase price of approximately $200 million, or $11.50 per share. Mr. Ergen, through nXgen, beneficially owns approximately 99.4% of our Class A Common Stock and may exert substantial influence on actions requiring a stockholder vote. We used a portion of the proceeds from the Equity Forward Transaction to fund the purchase price for the Property in the Business Combination. As of the date of this prospectus, approximately $170.6 million in cash proceeds from the Equity Forward remain available to us.
At any time and from time to time following the issuance of the Preferred Stock, we may redeem the Preferred Stock in whole or in part, at our option, at a price equal to $11.50 per share. Additionally, if the Preferred Stock has not been converted by May 1, 2029, we will be required to redeem each share of Preferred Stock in cash at a price equal to $11.50 per share, subject to certain customary adjustments. Our redemption obligations with respect to the Preferred Stock could adversely affect our liquidity and reduce the amount of cash available for working capital, capital expenditures, growth opportunities, acquisitions and other general corporate purposes. See “Risk Factors — We may elect to redeem the Preferred Stock at a price equal to

$11.50 per share, and, if the Preferred Stock has not been converted by May 1, 2029, we will be required to redeem each share of Preferred Stock in cash at a price equal to $11.50 per share.”
Relationship with Entities Controlled By Our Chairman
All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH, an affiliate of Seller. DISH is a subsidiary of EchoStar. Our Chairman and Director, Charles W. Ergen, is Chairman and co-founder of EchoStar and DISH and beneficially owns approximately 54.0% of EchoStar’s total equity securities (based on 140,188,839 shares of Class A Common Stock outstanding on May 10, 2024 and assuming conversion of all the shares of Class B Common Stock held by Mr. Ergen into Class A Common Stock) and controls approximately 91.4% of EchoStar’s total voting power. Our Chief Executive Officer, Jason Kiser served as Treasurer of DISH from 2008 to 2023, and has been employed by entities owned or controlled by Mr. Ergen for over 35 years. Mr. Ergen, through nXgen, beneficially owns approximately 99.4% of our Class A Common Stock and may exert substantial influence on actions requiring a stockholder vote.
Competition
Investing in and operation of real estate is highly competitive. We face competition from other landlords, REITs, investment companies, pension funds, private equity and hedge fund investors, sovereign funds, healthcare operators, lenders, developers and other institutional investors, some of whom may have greater resources and lower costs of capital than we do. In addition, in identifying, evaluating and selecting potential acquisition opportunities, we face competition from other companies in the communications and connectivity sectors that are seeking strategic growth, including EchoStar and DISH. We also face potential competition from private equity groups and leveraged buyout funds, public companies and special purpose acquisition companies. Many of these entities are well established and have greater financial, technical, human and other resources than us. Our ability to compete may also be impacted by global, national and local economic trends, availability of investment alternatives, availability and cost of capital, construction and renovation costs, existing laws and regulations, new legislation and regulation, among other factors.
Rental and related revenues are dependent on the ability of Seller and DISH, as guarantor under the Seller Lease Agreement, to compete with other companies on a number of different levels, including: the quality of products and services provided, innovation, reputation, pricing, and financial condition. For a discussion of the risks associated with competitive conditions affecting our business, see “Risk Factors — Risks Related to Our Business.”
Listing Matters
On May 2, 2024, the Nasdaq Hearings Panel notified the Company of the Panel’s determination that, although the Company completed a business combination, the Company’s securities would be delisted from Nasdaq. Trading of the Company’s securities on the Nasdaq was suspended at the open of trading on May 6, 2024. On June 24, 2024, the Company withdrew its appeal of the Panel’s decision and the Nasdaq Listing and Hearing Review Council did not call the matter for review. We expect Nasdaq will file a Form 25 with the SEC in the coming weeks. The delisting will become effective ten days after the filing of the Form 25. For further discussion, see “Risk Factors — Our securities have been suspended from trading on Nasdaq and will be delisted, which has limited and may continue to limit investors’ ability to make transactions in our securities.”
As of May 24, 2024, our Class A Common Stock and Public Warrants have been authorized for trading on the OCTQX Market operated by the OTC Markets Group, Inc. under the symbol “CNXX” and “CNNXW,” respectively.
Summary Risk Factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. In particular, you should consider the risk factors described in the section entitled “Risk Factors” beginning on page 7. Such risks include, but are not limited to, the following:

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We depend on a single tenant for substantially all of our revenues.

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For an indefinite period of time, the prospects for our success may depend entirely on revenues generated by the Property.

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We may from time to time face litigation and are likely to experience rising liability and insurance costs, which could have a material adverse effect on our financial condition.

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If we must replace Seller as a tenant, we might be unable to reposition the Property on as favorable terms, or at all.

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We have limited experience in operating commercial real estate.

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We have not been profitable historically and may not achieve or maintain profitability in the future.

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Past performance by our management team or their affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in us.

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The unaudited pro forma condensed combined financial information included in this Registration Statement is preliminary and the actual financial condition and results of operations may differ materially.

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Our Chairman and Director, Charles W. Ergen, through nXgen, is a controlling stockholder of the Company, having control over key decision making, which may not always be in the interest of our other stockholders.

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If the Preferred Stock has not been converted by May 1, 2029, we will be required to redeem each share of Preferred Stock in cash at a price equal to $11.50 per share.

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We may be unable to obtain additional financing to fund the operations and growth of the Company, which could compel us to restructure or abandon future transactions.

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Raising additional capital may cause dilution to our stockholders or restrict our operations.

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If we were deemed to become an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted.

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We face risks related to potential future acquisitions we may pursue. Any such potential future acquisition, if completed, could result in a change to our current business plan, which could adversely affect, potentially materially, the value of your securities.

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Any acquisitions we may pursue could result in operating difficulties, dilution and other consequences that may adversely impact our business, results of operations and financial condition.

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Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including DISH and EchoStar, and, accordingly, may have conflicts of interest in determining to which entity a potential corporate opportunity should be presented.

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The Company is a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualifies for and will rely on exemptions from certain corporate governance requirements. As a result, even if we remain listed on Nasdaq, our stockholders will not have the same protections afforded to shareholders of companies that cannot rely on such exemptions and are subject to such requirements.

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Sales of a substantial number of our securities by the Selling Securityholders and/or by our other existing securityholders could cause the price of our shares of Class A Common Stock and Public Warrants to fall.

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Certain existing stockholders, including nXgen and certain of the Selling Securityholders, purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

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Our Warrants are exercisable for shares of Class A Common Stock, which exercises will increase the number of shares of Class A Common Stock eligible for future resale in the public market and result in dilution to our existing stockholders.

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Our stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they have experienced in connection with the Business Combination.

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Our securities have been suspended from trading on Nasdaq and will be delisted, which has limited and may continue to limit investors’ ability to make transactions in our securities.

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A market for our securities may never develop and investors may find it difficult to buy and sell our shares, which would further adversely affect the liquidity and price of our securities.

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The Company has a relatively limited number of shares of Class A Common Stock outstanding, 99.4% of which is held by nXgen, which could result in continued volatility of our stock price.

Corporate Information
We were incorporated under the laws of the state of Nevada on August 26, 2020 under the name “CONX Corp.” Our principal executive offices are located at 5701 S. Santa Fe Dr. Littleton, CO 80120, and our telephone number is (303) 472-1542.

THE OFFERING
Shares of Class A Common Stock offered by us
30,083,285 shares of Class A Common Stock issuable upon exercise of the Warrants.
Shares of Class A Common Stock offered by the Selling Securityholders
30,000 shares of Class A Common Stock.
Shares of Common Stock outstanding prior to this offering
18,928,585 shares of Common Stock (as of July 11, 2024).
Exercise price per Warrant
$11.50.
Use of proceeds
We will not receive any proceeds from the sale by Selling Securityholders of the securities offered by them as described in this prospectus. We will receive up to approximately $346.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On July 11, 2024, the closing price for our Class A Common Stock was $5.00. If the price of our Class A Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.
Risk factors
You should carefully read the “Risk Factors” beginning on page 7 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.
OTC symbol for our Class A Common Stock
“CNXX”
OTC symbol for our Public Warrants
“CNXXW”

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our securities. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A Common Stock and Public Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Our Business
We depend on a single tenant for substantially all of our revenues.
We depend on Seller for substantially all of our revenues. The inability or other failure of Seller or DISH, as guarantor, under the Seller Lease Agreement to meet its obligations to us would materially reduce our liquidity, cash flow, net operating income and results of operations, which would in turn cause our stock price to decline and have other materially adverse effects on our business, results of operations and financial condition. In its Annual Report on Form 10-K filed with the SEC on February 29, 2024, EchoStar Corporation, the parent company of Seller, disclosed that EchoStar Corporation did not currently have committed financing to fund its cash operations for at least twelve months from the date of its consolidated financial statements and therefore substantial doubt existed about its ability to continue as a going concern.
The loss of Seller as a tenant or Seller’s inability to pay rent could materially and adversely affect our business, financial condition and results of operations.
For an indefinite period of time, the prospects for our success may depend entirely on revenues generated by the Property.
By completing our Business Combination through the acquisition of a single property, our lack of diversification may subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the commercial real estate market and therefore on our operations. In addition, if we lose Seller as our single tenant, we may be pressured to reduce rental rates below those we currently expect to be able to charge in order to attract one or more new tenants.
While we anticipate to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets, there can be no assurance that any of these opportunities will result in a definitive agreement or a completed transaction. If we are unable to diversify our revenue streams, the prospects for our success may depend entirely on revenues generated by the Property for an indefinite period of time. If we are able to diversify our revenue streams, in turn, any potential future acquisition could result in a change to our current business plan, which could adversely affect, potentially materially, the value of your securities. For further discussion, see “— We face risks related to potential future acquisitions we may pursue. Any such potential future acquisition, if completed, could result in a change to our current business plan, which could adversely affect, potentially materially, the value of your securities.”
We may from time to time face litigation and are likely to experience rising liability and insurance costs, which could have a material adverse effect on our financial condition.
From time to time, we may be involved in certain legal proceedings, lawsuits and other claims. An unfavorable resolution of any such legal proceedings, lawsuits or other claims could have a materially adverse effect on our business, results of operations and financial condition. Regardless of the outcome, any such legal proceedings, lawsuits or other claims may result in substantial costs, disruption of our normal business operations and the diversion of management attention. We may be unable to prevail in, or achieve a favorable settlement of, any pending or future legal action against us.
We cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject and, even if we do have insurance coverage for a particular circumstance, we may be subject to a large deductible and maximum cap. A successful claim for which we are not fully insured could hurt our financial results and materially harm our financial condition. Further, due to rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on our financial condition, results of operations or cash flows.
Tenants that fail to comply with federal, state and local laws and regulations, including licensure, certification and inspection requirements, may cease to operate or be unable to meet their financial and other contractual obligations to us.
Seller and any other future tenants will be subject to or impacted by extensive, frequently changing federal, state and local laws and regulations. These laws and regulations include, among others, laws protecting consumers against deceptive practices; laws relating to the operation of the Property and how our tenants conduct their business, such as fire, health and safety and privacy laws; resident rights laws (including abuse and neglect laws) and fraud laws; the Americans with Disabilities Act of 1990, as amended, and similar state and local laws; and safety and health standards set by the Occupational Safety and Health Administration or similar state and local agencies.
Our tenants’ failure to comply with any of these laws, regulations or requirements could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from government healthcare programs, loss of license or closure of the facility and/or the incurrence of considerable costs arising from an investigation or regulatory action, which would have an adverse effect on the Property, and therefore would materially adversely impact us.
If we must replace Seller as a tenant, we might be unable to reposition the Property on as favorable terms, or at all.
We cannot predict whether Seller will renew the Seller Lease Agreement beyond its initial terms or if Seller will default. Following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the Property would likely decline or cease altogether while we reposition the Property with a suitable replacement tenant. A replacement tenant may require different features in a property, depending on that tenant’s particular business. We may incur substantial expenditures to modify the Property before we are able to secure a replacement tenant or to accommodate multiple tenants or operators.
Environmental compliance costs and liabilities associated with the Property may be substantial and may have a materially adverse effect on our business, financial condition or results of operations.
Federal, state and local laws, ordinances and regulations may require us to investigate and clean up certain hazardous or toxic substances or petroleum released at the Property. We may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by the third parties in connection with the contamination. The costs of cleanup and remediation could be substantial. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs it incurs in connection with the contamination.
In addition, the presence of contamination or the failure to remediate contamination may materially adversely affect our ability to use, sell or lease the Property or to borrow using the Property as collateral.
We have limited experience in operating commercial real estate.
We have limited experience operating commercial real estate property. Our management may not be fully aware of many of the specific requirements of operating the Property. Our operations, earnings and ultimate financial success could suffer due to this lack of experience. As a result, we would be subject to all of the risks associated with operating commercial real estate property and additionally the risks associated with a new business model, which could materially and adversely affect our business.
We have not been profitable historically and may not achieve or maintain profitability in the future.
The Business Combination may not result in increased revenue or growth in our business or enable us to achieve profitability. In addition, as a public company, we incur significant additional legal, accounting and other expenses in order to comply with public company reporting, and disclosure requirements. We will also incur additional legal, accounting and other expenses in connection with acquisitions and integration activities associated therewith. These increased expenditures may make it harder for us to achieve and maintain future profitability. Revenue growth may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may be larger than anticipated, we may incur significant losses for the foreseeable future, and we may not achieve profitability, and even if we do, we may not be able to maintain or increase profitability. Furthermore, if our future growth and operating performance fail to meet investor or securities analyst expectations, or if we have future negative cash flow or losses resulting from future investments, this could have a material adverse effect on our business, financial condition, and results of operations.
Past performance by our management team or their affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in us.
Information regarding performance by, or businesses associated with, our management team and their affiliates, or businesses associated with them, is presented for informational purposes only. Past performance by such individuals and entities is not a guarantee future operational success. You should not rely on the historical record of the performance of our management team or their affiliates or businesses associated with them as indicative of our future performance of an investment in us or the returns we will, or are likely to, generate going forward.
The unaudited pro forma condensed combined financial information included in this Registration Statement is preliminary and the actual financial condition and results of operations may differ materially.
The unaudited pro forma financial information included in this Registration Statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would be. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that the Company believes are reasonable. The unaudited pro forma condensed financial information may not be useful in predicting the future financial condition and results of operations of CONX. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this Registration Statement due to a variety of factors.
Our Chairman and Director, Charles W. Ergen, through nXgen, is a controlling stockholder of the Company, having control over key decision making, which may not always be in the interest of our other stockholders.
Our Chairman and Director, Charles W. Ergen, through nXgen beneficially owns approximately 99.4% of our Class A Common Stock and may exert substantial influence on actions requiring a stockholder vote. In addition, nXgen is contractually entitled to nominate three individuals for appointment to our board of directors. As a controlling stockholder, nXgen is entitled to vote the shares it controls, in its own interests, which may not always be in the interests of our other stockholders generally. Further, concentrated control by nXgen over key decision making as a result of its control of a majority of the voting power will limit or preclude our other stockholders’ ability to influence corporate matters for the foreseeable future. As a controlling stockholder, nXgen has the ability to, among others, control the outcome of matters submitted to our stockholders for approval, including the election of directors, amendments to our organizational documents, and any merger, consolidation, or sale of all or substantially all of our assets, which other stockholders may not support. The concentrated control of nXgen could also discourage potential investors from acquiring our Class A Common Stock.
We may elect to redeem the Preferred Stock at a price equal to $11.50 per share, and, if the Preferred Stock has not been converted by May 1, 2029, we will be required to redeem each share of Preferred Stock in cash at a price equal to $11.50 per share.
We have incurred significant transaction costs, including expenses of approximately $3.5 million as of July 11, 2024, in connection with the completion of our Business Combination, and expect to incur additional expenses to fund our operations and in connection with the implementation of our business plan. Accordingly, we depend primarily on the proceeds from the Equity Forward Transaction to finance our operations. At any time and from time to time following the issuance of the Preferred Stock, we may redeem the Preferred Stock in whole or in part, at our option, at a price equal to $11.50 per share. Additionally, if the Preferred Stock has not been converted by May 1, 2029, we will be required to redeem each share of Preferred Stock in cash at a price equal to $11.50 per share, subject to certain customary adjustments. Our redemption obligations with respect to the Preferred Stock could adversely affect our liquidity and reduce the amount of cash available for working capital, capital expenditures, growth opportunities, acquisitions and other general corporate purposes. In particular, if we have insufficient funds and are unable to obtain alternative financing on favorable terms or at all at the time we are required to redeem the Preferred Shares, we may be unable to pay the redemption price. In such a case, we may be required to declare bankruptcy and liquidate, which could result in the loss of your entire investment.
We may be unable to obtain additional financing to fund the operations and growth of the Company, which could compel us to restructure or abandon future transactions.
We may be required to obtain additional financing, including for maintenance or expansion of operations of our businesses, or to fund acquisitions. The failure to secure additional financing, if and when needed, could have a material adverse effect on our liquidity and our ability to realize growth opportunities, acquisitions and use funds for other general corporate purposes.
Raising additional capital may cause dilution to our stockholders or restrict our operations.
We may seek additional capital due to favorable market conditions or strategic considerations, including to raise additional funds to finance our current or future operating plans or to increase liquidity for the trading of our Class A Common Stock.
To the extent we raise additional capital through the sale of newly issued common stock, convertible securities or other equity securities, your ownership interest may be further diluted, and the terms of these securities could include liquidation or other preferences and anti-dilution protections that could adversely affect your rights as a common stockholder. In addition, debt financing, if available, may result in fixed payment obligations and may involve agreements that include restrictive covenants that limit its ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming stock or declaring dividends, that could adversely impact its ability to conduct its business. Securing any such financing could require a substantial amount of time and attention from its management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect its management’s ability to oversee the development of our business.
If we are unable to raise additional capital if and when needed, our ability to implement our business plan may be negatively impacted.
If we were deemed to become an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted.
Part of our business plan is to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets to maximize our ability to drive shareholder value. We expect to primarily acquire controlling interests in operating companies and expect to participate in managing, through board representation or otherwise, a core group of those companies, which we would support for the long-term. Based on these factors, although we may acquire minority interests in certain circumstances, we believe that we will not be deemed to be an investment company, and we intend to continue to conduct our operations so that we will not be deemed an investment company. If, at any time, we were deemed to become or are determined to be primarily engaged in the business of investing, reinvesting or trading in securities, we could become subject to regulation under the Investment Company Act. In these circumstances, after giving effect to any applicable grace periods, we may be required to register as an investment company, which could result in significant registration and compliance costs, could require changes to our corporate governance structure and financial reporting, and could restrict our activities going forward. In addition, if we were to become subject to the Investment Company Act, any violation of the

Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts would be deemed unenforceable.
We face risks related to potential future acquisitions we may pursue. Any such potential future acquisition, if completed, could result in a change to our current business plan, which could adversely affect, potentially materially, the value of your securities.
We are engaged in the business of operating commercial real estate property and will derive revenues in the near term primarily from rent received pursuant to the Seller Lease Agreement. In addition, we anticipate to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets, which will entail special considerations and risks. Because we are neither limited to evaluating an acquisition opportunity in a particular industry sector nor have we determined which potential acquisition opportunities we may pursue, our stockholders have no information about other businesses we may operate in the future and there is no basis at this time to evaluate the possible merits or risks of any particular company’s operations, results of operations, cash flows, liquidity, financial condition or prospects. Any potential future acquisition could result in a change to our current business plan, which could adversely affect, potentially materially, the value of your securities. We may never be able to complete an acquisition opportunity, including due to competition within our industry for acquisitions of business, technologies and assets. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated.
If we are successful in completing any such a transaction, we may be subject to, and possibly adversely affected by, the following risks:
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if we do not develop successful new products or services or improve existing ones, our business will suffer;

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we may invest in new lines of business that could fail to attract or retain users or generate revenue;

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we will face significant competition and if we are not able to maintain or improve our market share, our business could suffer;

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the loss of one or more members of our management team, or our failure to attract and retain other highly qualified personnel in the future, could seriously harm our business;

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if our security is compromised or if one of our platforms is subjected to attacks that frustrate or thwart our users’ ability to access our products and services, our users, advertisers and partners may cut back on or stop using our products and services altogether, which could seriously harm our business;

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malware, viruses, hacking and phishing attacks, spamming, and improper or illegal use of our products could seriously harm our business and reputation;

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if we are unable to successfully grow our user base and further monetize our products or services, our business will suffer;

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if we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be seriously harmed;

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we may be subject to regulatory investigations and proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a way that could seriously harm our business;

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components used in our products or services may fail as a result of a manufacturing, design, or other defect over which we have no control, and render our devices inoperable;

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an inability to manage rapid change, increasing consumer expectations and growth;

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an inability to build strong brand identity and improve subscriber or customer satisfaction and loyalty;

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an inability to deal with our subscribers’ or customers’ privacy concerns;

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an inability to license or enforce intellectual property rights on which our business may depend;

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an inability by us, or a refusal by third parties, to license content to us upon acceptable terms;

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potential liability for negligence, copyright, or trademark infringement or other claims based on the nature and content of materials that we may distribute;

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competition for the leisure and entertainment time and discretionary spending of subscribers or customers, which may intensify in part due to advances in technology and changes in consumer expectations and behavior;

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disruption or failure of our networks, systems or technology as a result of misappropriation of data or other malfeasance, as well as outages, natural disasters, terrorist attacks, accidental releases of information or similar events; and

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the target company may have a significant need to raise capital to fund operations, serve customers and compete efficiently, and that capital may not be available on acceptable terms or at all.

Any of the foregoing could have a material adverse impact on our operations following such a transaction, and our efforts in identifying prospective targets are not limited to any particular industry.
Any acquisitions we may pursue could result in operating difficulties, dilution and other consequences that may adversely impact our business, results of operations and financial condition.
Any future acquisitions or investments we may pursue could be material to our results of operations and financial condition. We may also evaluate and enter into discussions regarding a wide array of potential strategic transactions. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to complete acquisitions on favorable terms, if at all. The process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures. The areas where we face risks include, without limitation:
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loss of key employees of the acquired company and other challenges associated with integrating new employees into our culture, as well as reputational harm if integration is not successful;

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diversion of management time and focus from operating our business to addressing acquisition integration challenges;

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implementation or remediation of controls, procedures, and policies at the acquired company;

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difficulties in integrating and managing the combined operations, technologies, technology platforms and products of the acquired companies and realizing the anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

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integration of the acquired company’s accounting, human resource and other administrative systems, and coordination of products, engineering and sales and marketing function;

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assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our risk for liabilities;

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failure to successfully realize our intended business strategy;

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uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;

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unanticipated costs associated with pursuing acquisitions;

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responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, as well as, without limitation, liabilities arising out of their failure to maintain effective data protection and privacy controls and comply with applicable regulations;

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inability to maintain our internal standards, controls, procedures, and policies;

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failure to generate the expected financial results related to an acquisition on a timely manner or at all;

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difficulties in complying with antitrust and other government regulations;

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challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with GAAP;

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potential accounting charges to the extent intangibles recorded in connection with an acquisition, such as goodwill, trademarks, patient relationships or intellectual property, are later determined to be impaired and written down in value; and

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failure to accurately forecast the impact of an acquisition transaction.

Future acquisitions could also result in expenditures of significant cash, dilutive issuances of our equity securities, the incurrence of debt, restrictions on our business, contingent liabilities, amortization expenses or write-offs of goodwill, any of which could harm our financial condition. In addition, any acquisitions we announce could be viewed negatively by investors. If we are unable to successfully address any of these risks, our business, financial condition or operating results could be harmed.
Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including DISH and EchoStar, and, accordingly, may have conflicts of interest in determining to which entity a potential corporate opportunity should be presented.
Certain of our officers and directors presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities, including DISH and EchoStar, pursuant to which such officer or director is or will be required to present a corporate opportunity to such entity. Our amended and restated articles of incorporation provide that the corporate opportunity doctrine will not apply to our directors or officers in circumstances where it would conflict with any fiduciary duties or contractual obligations they may have, and that we renounce any expectancy that our directors or officers will offer such a corporate opportunity to us, except if all of the following conditions are satisfied: (a) we have expressed an interest in the business opportunity as determined from time to time by our board of directors as evidenced by resolutions appearing in our minutes; (b) the opportunity relates to a line of business in which we are then directly engaged; (c) the director or officer is permitted to refer the opportunity to us without violating any legal obligation; and (d) in the case of a director or officer who, at the time the opportunity is presented, has a fiduciary relationship to DISH or EchoStar, and the opportunity relates to a line of business in which DISH or EchoStar is then engaged or has expressed an interest, the director or officer has first referred the opportunity to DISH or EchoStar, as applicable, and that entity has declined to pursue the opportunity.
For further discussion of our executive officers’ and directors’ business affiliations, corporate opportunities and related party matters that you should be aware of, please see, “Business — Corporate Opportunities” and “Certain Relationships and Related Party Transactions.”
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete future transactions, and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.
Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, and terrorism.
Our business plan could be disrupted by the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, terrorist attack, incident of mass violence or disease, and similar events. In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. If our business functions do not continue to operate during and after a disaster, our business, financial condition, and results of operations would be harmed.
We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business, financial condition and results of operations that may result from interruptions in access to our platform as a result of system failures.
Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.
We have not adopted specific processes for assessing and managing information theft, data corruption, operational disruption and/or financial loss. The audit committee is generally responsible to discuss with management any significant risks or exposures, and as necessary report such risks or exposures to our board of directors. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.
The requirements of being a public company may strain our resources and divert management’s attention.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly because we are not an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.
We have a material weakness in our internal control over financial reporting as of December 31, 2023. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”) informing market participants that certain warrants issued by SPACs may require classification as a liability of the entity measured at fair value, with changes in fair value each period reported in earnings. Following issuance of the SEC Statement, on May 24, 2021, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2021. Additionally, in connection with the preparation of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, management re-evaluated the Company’s application of ASC 480-10-S99 with respect to the accounting classification of public shares and determined that the public shares include redemption provisions that require classification of all public shares as temporary equity. After further consideration, subsequent to the filing of the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, management re-evaluated the impact of the reclassification of a portion of the public shares on the Company’s previously issued financial statements and, in consultation with the Company’s audit committee, concluded that such reclassification was material with respect to certain of the Company’s previously issued financial statements and the financial statements should be restated. In addition, in connection with the change in presentation for the public shares, the Company determined it should restate its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a business combination as the most likely outcome, in which case, both classes of stock share pro rata in the income and losses of the Company. Accordingly, on January 20, 2022, the Company’s management and audit committee concluded that it was appropriate to restate the Company’s previously issued financial statements. As part of such process, we also identified a material weakness in our internal controls over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. We became aware of the need to change the classification of our warrants when the SEC Statement was issued on April 12, 2021. As a result, management concluded that there was a material weakness in internal control over financial reporting as of December 31, 2023.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
The Company is a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualifies for and will rely on exemptions from certain corporate governance requirements. As a result, even if we remain listed on Nasdaq, our stockholders will not have the same protections afforded to shareholders of companies that cannot rely on such exemptions and are subject to such requirements.
Our Chairman and Director, Charles W. Ergen, through nXgen beneficially owns approximately 99.4% of our Class A Common Stock and may exert substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support, including election of directors, certain major corporate transactions and amendments to our amended and restated articles of incorporation. As a result, we are considered a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including, but not limited to, the requirement that:
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a majority of the board of directors consists of directors who qualify as “independent” as defined under the Nasdaq listing rules;

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its board of directors have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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its board of directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

CONX may rely on some or all of these exemptions so long as it remains a “controlled company.” As a result, CONX may not have (i) a majority of independent directors, (ii) a nominating and governance committee composed entirely of independent directors, and (iii) a compensation committee composed entirely of independent directors. Accordingly, to the extent CONX relies on such exemptions, CONX stockholders will not have the same protections afforded to stockholders of companies subject to all of the corporate governance requirements of Nasdaq.

Provisions in our Articles and Nevada law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our shares of Class A Common Stock and could entrench management.
Our Articles contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include:
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the ability of the board of directors to designate the terms of and issue new series of preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities; and

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a staggered board of directors.

All of these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
We are also subject to anti-takeover provisions under Nevada law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
Provisions in our Articles and Nevada law may have the effect of discouraging lawsuits against our directors and officers.
Our Articles require, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (a) brought in the name or right of our company or on our behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of our company to us or our stockholders; (c) arising or asserting a claim pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of our Articles or bylaws; (d) to interpret, apply, enforce or determine the validity of our Articles or bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada shall be the exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada shall be the exclusive forum for such action. Notwithstanding the foregoing, our Articles provide that this exclusive forum provision will not apply to suits arising under (i) the Exchange Act or any other claim for which federal courts have exclusive jurisdiction and (ii) the Securities Act.
Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.
Risks Related to this Offering and our Securities
Sales of a substantial number of our securities by the Selling Securityholders and/or by our other existing securityholders could cause the price of our shares of Class A Common Stock and Public Warrants to fall.
This prospectus relates to the offer and resale from time to time by the Selling Securityholders of up to 30,000 shares of Class A Common Stock issued to the Independent Directors, which vested on the date of the consummation of the Business Combination. The Selling Securityholders will be able to sell all such registered shares (subject to contractual lockups and requirements of applicable securities laws) for so long as the registration statement of which this prospectus forms a part is available for use. In addition, (i) our Chairman and Director, Charles W. Ergen, through nXgen, beneficially owns 18,750,000 shares of Class A Common Stock and 11,333,333 shares of Class A Common Stock that are issuable upon the exercise of 11,333,333 Private Placement Warrants, and (ii) the Trust beneficially owns 17,391,300 shares of Class A Common Stock that are issuable upon conversion of the Preferred Stock. We are not registering these shares for resale on the registration statement of which this prospectus forms a part at this time. However, all these shares are subject to registration rights pursuant to the Registration Rights Agreement, including certain demand and ‘‘piggyback” registration rights. In addition, our securityholders may seek to sell our securities in reliance on resale exemptions to the registration requirements of the Securities Act outside of this prospectus.
Sales of a substantial number of our shares of Common Stock and/or Warrants by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Class A Common Stock and Public Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Class A Common Stock and Public Warrants.
Certain existing stockholders, including nXgen and certain of the Selling Securityholders, purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.
Certain stockholders in the Company, including certain of the Selling Securityholders and nXgen, acquired, or may acquire, shares of our Common Stock or Warrants at prices below the current trading price of our Class A Common Stock, and may experience a positive rate of return based on the current trading price.
The shares of Class A Common Stock being registered for issuance or resale on the registration statement of which this prospectus forms a part represent approximately 159.1% of our total outstanding shares of Class A Common Stock as of the date of this prospectus. The sale of all such shares of Class A Common Stock could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders or nXgen may still experience a positive rate of return on the Class A Common Stock they purchased or acquired due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock of $5.00 on July 11, 2024, the Independent Directors may experience potential profit of up to $5.00 per share (or approximately $150,000 in the aggregate based on the Independent Directors’ beneficial ownership of 30,000 shares of Class A Common Stock) with respect to sales of Class A Common Stock based on the Independent Directors having acquired the shares of Class A Common Stock at no cost in exchange for services rendered to CONX.
nXgen purchased 18,750,000 shares of Class B common stock, par value $0.0001 (“Founder Shares”) per share of the Company for an aggregate purchase price of $25,000, or approximately $0.001 per share, and nXgen purchased 11,333,333 Private Placement Warrants for an aggregate purchase price of $17.0 million, or $1.50 per Private Placement Warrant. Given the differential in purchase price that nXgen paid for the Founder Shares as compared to the price of the units sold in the Initial Public Offering and subsequent number of shares of our Class A Common Stock that nXgen received upon conversion of the Founder Shares in connection with the Business Combination, nXgen is likely to be able to make a substantial profit on its investment in CONX at a time when its public shares have lost significant value. Based on the closing price of our Class A Common Stock of $5.00 on July 11, 2024, nXgen may experience potential profit of up to $5.00 per share (or approximately $150,000 in the aggregate based on nXgen’s beneficial ownership of 18,750,000 shares of Class A Common Stock) with respect to sales of Class A Common Stock. We are not registering these shares for resale on the registration statement of which this prospectus forms a part at this time. However, all these shares are subject to registration rights pursuant to the Registration Rights Agreement, including certain demand and ‘‘piggyback” registration rights. In addition, our securityholders may seek to sell our securities in reliance on resale exemptions to the registration requirements of the Securities Act outside of this prospectus.
Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Independent Directors and nXgen received shares of Class A Common Stock. Consequently, even if the trading price of the Class A Common Stock is lower as compared to the price of the Units sold in the Initial Public Offering, the Selling Stockholders and nXgen may have an incentive to sell their shares of Class A Common Stock because they received their shares at a price significantly lower than the public shareholders or the current trading price of the Class A Common Stock and may pay profit even, in some cases significantly so, under circumstances in which the Company’s public shareholders would experience losses in connection with their investment.
Our Warrants are exercisable for shares of Class A Common Stock, which exercises will increase the number of shares of Class A Common Stock eligible for future resale in the public market and result in dilution to our existing stockholders.
The outstanding Warrants to purchase an aggregate of 30,083,285 shares of Class A Common Stock become exercisable on May 31, 2024. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per whole share. Warrants may be exercised only for a whole number of shares of Class A Common Stock. To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the then existing holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Class A Common Stock.
On July 11, 2024, the closing price for our Class A Common Stock was $5.00. If the price of our Class A Common Stock remains below $11.50 per share we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.
Our stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they have experienced in connection with the Business Combination.
If we are unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, our stockholders will have experienced dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Company is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.
Our securities have been suspended from trading on Nasdaq and will be delisted, which has limited and may continue to limit investors’ ability to make transactions in our securities.
As previously disclosed on our Current Report on Form 8-K filed with the SEC on August 18, 2023, on August 14, 2023, the staff of the Nasdaq notified the Company that it no longer meets Listing Rule 5550(b)(2) (the “Rule”) requiring the Company to maintain a minimum market value of listed securities (“MVLS”) of $35 million. The notice was based on a review of the Company’s MVLS for the past 30 consecutive business days. Nasdaq’s listing rules provide the Company a compliance period of 180 calendar days, or until February 12, 2024, in which to regain compliance. On February 14, 2024, the Company received notification from Nasdaq that the Company had not regained compliance with the Rule (the “Notice”). The Nasdaq Hearings Panel (the “Panel”) considered this matter in rendering its determination regarding the Company’s continued listing on the Nasdaq, as further described below.
As previously disclosed on our Current Report on Form 8-K filed with the SEC on November 1, 2023, on October 30, 2023, the Company received a notice from the staff of the Nasdaq indicating that the Company’s securities would be subject to suspension and delisting from the Nasdaq at the opening of business on November 8, 2023 due to the Company’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of the registration statement for its initial public offering. The Panel considered this matter in rendering its determination regarding the Company’s continued listing on the Nasdaq, as further described below.
Subsequent to a hearing on February 8, 2024, the Panel determined to grant the Company an exception for its securities to continue to be listed on Nasdaq until April 29, 2024, subject to (i) the Company executing a definitive agreement to complete a business combination by March 11, 2024 (which condition was satisfied by the execution of the Purchase Agreement on March 10, 2024), and (ii) on or before April 29, 2024, the Company demonstrating compliance with all applicable requirements for continued listing on Nasdaq. Furthermore, in connection with the consummation of the Business Combination, we were required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq.
On May 2, 2024, the Panel notified the Company of the Panel’s determination that, although the Company completed a business combination, Nasdaq Listing Qualifications Staff informed the Panel that as a result of the Company’s Market Value of Publicly Held Securities as of May 1, 2024, the Company did not comply with Nasdaq’s initial listing requirements and therefore did not comply with Nasdaq IM-5101-2, and the Company’s securities would be delisted from Nasdaq. Trading of the Company’s securities on the Nasdaq was suspended at the open of trading on May 6, 2024. As of May 24, 2024, our Class A Common Stock and Public Warrants have been authorized for trading on the OCTQX Market operated by the OTC Markets Group, Inc. under the symbol “CNXX” and “CNNXW,” respectively.
On June 24, 2024, the Company withdrew its appeal of the Panel’s decision and the Nasdaq Listing and Hearing Review Council did not call the matter for review. We expect Nasdaq will file a Form 25 with the SEC in the coming weeks. The delisting will become effective ten days after the filing of the Form 25. As a result of the delisting, we face adverse consequences as a result of our securities not being listed on a national securities exchange, including (i) a limited availability of market quotations for our securities, (ii) reduced liquidity for our securities, (iii) a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities, (iv) a limited amount of news and analyst coverage, if any, in the future; and (v) a decreased ability to issue additional securities or otherwise obtain additional financing in the future.
A market for our securities may never develop and investors may find it difficult to buy and sell our shares, which would further adversely affect the liquidity and price of our securities.
An active trading market for our securities may never fully develop or, if developed, it may not be sustained. In addition, our securities have been suspended from trading on Nasdaq and will be delisted. Although our Class A Common Stock is quoted on the over-the-counter market, such market is an unorganized, interdealer market which provides significantly less liquidity than the Nasdaq or other national securities exchange. Securities traded on the over-the-counter market are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. Any significant trading volume in our common stock may not be sustained. These factors may have an adverse impact on the trading and price of our Class A Common Stock. See “— Our securities have been suspended from trading on Nasdaq and will be delisted, which has limited and may continue to limit investors’ ability to make transactions in our securities” above for further discussion.
The market price of our securities may decline and investors may experience a loss as a result of decreasing market prices.
The market price of our securities may decline for a number of reasons, including, without limitation:
•
investors may react negatively to the prospects of our business and the prospects of the Business Combination;

•
general economic conditions and forecasts and our general business condition;

•
we do not achieve the perceived benefits of the Business Combination to the extent anticipated by the financial community or industry analysts; and

•
the value of the Property proves to be materially less than the value used by our board of directors to determine the purchase price paid for the Property.

Accordingly, investors may experience a loss as a result of decreasing market prices. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
The Company has a relatively limited number of shares of Class A Common Stock outstanding, 99.4% of which is held by nXgen, which could result in continued volatility of our stock price.
Subsequent to the consummation of our Business Combination, there has been volatility in the price of our Class A Common Stock. As a result of the Company’s limited public float, our Class A Common Stock may be less liquid than the stock of companies with broader public ownership. Among other things, trading of a relatively small volume of the Company’s Class A Common Stock may have a greater impact on the trading price for the Company’s shares than would be the case if the Company’s public float were larger. The public price of the Company’s Class A Common Stock has in the past fluctuated substantially and, due to the current concentration of stockholders, the trading price of the Class A Common Stock may continue to do so in the future. Such volatility may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the potentially rapidly changing value of our Class A Common Stock. Because we have no current plans to pay cash dividends on our Class A Common Stock, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.
We have no current plans to pay cash dividends on our Class A Common Stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiary to us and such other factors as our board of directors may deem relevant. Accordingly, we may not pay any dividends on our Class A Common Stock in the foreseeable future.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that the closing price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption to the Public Warrant holders and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants. Redemption of the outstanding warrants could force you to (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.
In addition, we have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our shares of Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their Public Warrants, but only on a cashless basis, prior to redemption for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our shares of Class A Common Stock. The value received upon exercise of the Public Warrants (i) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Public Warrants, including because the number of shares received is capped at 0.361 shares of Class A Common Stock per Public Warrant (subject to adjustment) irrespective of the remaining life of the Public Warrants.
None of the 11,333,333 warrants (the “Private Placement Warrants”) originally issued in a private placement at a price of $1.50 per Private Placement Warrant in connection with the initial public offering (the “IPO”) of the Company will be redeemable by us so long as they are held by nXgen or its permitted transferees.
Non-U.S. holders may be subject to U.S. federal income tax on gain realized on the sale or other taxable disposition of Class A Common Stock and Warrants if we are a United States real property holding corporation (“USRPHC”).
Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we may currently be a USRPHC. As a result, a “Non-U.S. holder” (as defined below under “Material U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax on gain realized on a sale or other taxable disposition of our securities, unless certain exceptions apply. See “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” for a more detailed discussion on the application of the USRPHC rules to a Non-U.S. holder.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We will receive up to approximately $346.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. On July 11, 2024, the closing price for our Class A Common Stock was $5.00. If the price of our Class A Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. We intend to use the cash proceeds from the exercise of Warrants, if any, for general corporate and working capital purposes. Our management will have broad discretion over the use of proceeds from the exercise of Warrants.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. We cannot currently determine the price or prices at which shares of Class A Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering, among other things, the dividend rights of the Preferred Stock pursuant to the Certificate of Designation, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Nevada law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

MARKET INFORMATION
Our Class A Common Stock and Public Warrants are quoted and traded on the OTCQX Market operated by OTC Markets Group Inc. under the symbol “CNXX” and “CNXXW,” respectively.
Prior to the consummation of the Business Combination, the Class A Common Stock, the units of CONX, and Public Warrants were traded on Nasdaq under the symbols “CONX,” “CONXU” and “CONXW,” respectively.
As of July 11, 2024, there were 5 holders of record of our Class A Common Stock and 2 holders of record of our Public Warrants. The actual number of stockholders of our Class A Common Stock and the actual number of holders of our Public Warrants is greater than the number of record holders and includes holders of our Class A Common Stock or Public Warrants whose shares of Class A Common Stock or Warrants are held in street name by brokers and other nominees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Defined terms included below have the same meaning as terms defined and included elsewhere in this Prospectus, unless defined below.
Introduction
The following unaudited pro forma condensed financial information of CONX presents the historical financial information of CONX, adjusted to give effect for the purchase of the Property from Seller. The following unaudited pro forma condensed financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed balance sheet as of March 31, 2024 presents the historical balance sheet of CONX, adjusted to give effect to the purchase of the Property as of March 31, 2024, on a pro forma basis as if the Transaction had been completed on March 31, 2024.
The unaudited pro forma statements of operations for the year ended December 31, 2023 and the three months ended March 31, 2024 present the historical statement of operations of CONX for such period on a pro forma basis as if the Transaction had been consummated on January 1, 2023, the beginning of the annual period presented.
The unaudited pro forma condensed financial information has been derived from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed financial information;

•
the historical audited financial statements of CONX as of and for the year ended December 31, 2023 and the related notes thereto, included elsewhere in this prospectus;

•
the historical unaudited financial statements of CONX as of and for the three months ended March 31, 2024 and the related notes thereto, included elsewhere in this prospectus; and

•
the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CONX” and other financial information relating to CONX and the Property included elsewhere in this prospectus, including the Purchase Agreement.

The unaudited pro forma condensed financial information has been presented for illustrative purposes only and does not necessarily reflect what CONX’s financial condition or results of operations would have been had the Transaction occurred on the dates indicated.
Further, the unaudited pro forma condensed financial information also may not be useful in predicting the future financial condition and results of operations of CONX. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed financial information are described in the accompanying notes. CONX believes that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed financial information.
The Transaction
Pursuant to the Purchase Agreement, on May 1, 2024, CONX purchased from Seller the Property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (the “Property Purchase Price”).
On May 1, 2024, Seller and CONX entered into the Seller Lease Agreement pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease

Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum and (iii) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH, an affiliate of Seller.
Pursuant to our Articles, CONX provided public stockholders of Class A Common Stock with the opportunity to redeem, upon the consummation of the Transaction, shares of Class A Common Stock then held by them at a price of $10.598120 per share.
Anticipated Accounting Treatment
The purchase of the Property is intended to be accounted for as an asset acquisition. In accordance with the accounting requirements for transactions among entities under common control, the Property is initially recorded at Seller’s historical carrying value. As a result, the difference between such historical carrying value and the Property Purchase Price of the Property is recorded as an adjustment to equity.
Basis of Pro Forma Presentation
The unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the unaudited pro forma financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of CONX upon consummation of the Transaction and the other events contemplated by the Purchase Agreement in accordance with U.S. GAAP.
The unaudited pro forma condensed financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transaction occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transaction and the other events contemplated by the Purchase Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed financial information does not purport to project the future operating results or financial position of CONX following the consummation of the Transaction. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed financial information and are subject to change as additional information becomes available and analyses are performed.
For illustrative purposes, the unaudited pro forma condensed financial information reflects the actual redemptions of Class A Common Stock in connection with the Transaction:
•
Actual Redemptions (“Actual Share Redemption”) — this adjustment reflects 1,941,684 shares of Class A Common Stock redeemed at the redemption price of $10.598120 per share for an aggregate payment of $20,578,200.03.

The purchase of the Property is intended to be accounted for under U.S. GAAP as an asset acquisition.
We used the cash available from the funds held in the Trust Account to purchase the shares of Class A Common Stock validly tendered and not properly withdrawn pursuant to the Offer to Purchase, dated April 1, 2024 (as amended from time to time), and the balance was released to us to fund a portion of the Purchase Price for the Property. Assuming a Transaction Closing as of March 31, 2024, the balance of the Trust Account as of the Transaction Closing would have been (i) $22,216,916, assuming no redemptions and (ii) $1,638,716 assuming actual redemptions of 1,941,684 shares of Class A Common Stock.
The unaudited pro forma condensed balance sheet and statement of operations do not include adjustments for (i) the outstanding warrants issued in connection with the Initial Public Offering, as such warrants are not exercisable for shares of Class A Common Stock until 30 days after the Transaction Closing, or (ii) the shares of Class A Common Stock issuable upon conversion of the Preferred Stock in the Equity Forward Transaction, as such Preferred Stock is not convertible until (x) the tenth trading day following the date on which the volume-weighted average price for the Company’s common stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, and (y) the issuance of shares has been approved by the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635.
The following summarizes the pro forma shares of Common Stock issued and outstanding immediately after the Transaction:
Actual Redemptions
Name and Address	Number of Shares Beneficially Owned	Percentage of Ownership
Public stockholders	148,585	*
nXgen	18,750,000	99.1%
Independent Directors	30,000	*
Total shares	18,928,585

*
Less than one percent

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF MARCH 31, 2024
	CONX Corp (Historical)	Transaction Adjustments			Pro Forma (Before Share Redemption)	Additional Transaction Adjustments (Actual Share Redemption)		Pro Forma (Transaction and Share Redemption)
Assets
Current Assets:
Cash	$103,135		$(26,750,000)	A	$189,477,842		$(20,578,200)	$168,899,642
			200,000,000	B
			(1,224,869)	C
			(2,258,914)	E
			(2,608,426)	F
			22,216,916	G
Prepaid expenses	217,417				217,417			217,417
Total current assets	320,552		189,374,707		189,695,259		(20,578,200)	169,117,059
Noncurrent Assets:
Cash held in trust	22,216,916		(22,216,916)	G	—			—
Property and equipment, net	—		23,346,068	A	23,346,068			23,346,068
Total noncurrent assets	22,216,916		1,129,152		23,346,068		—	23,346,068
Total assets	$22,537,468		$190,503,859		$213,041,327		$(20,578,200)	$192,463,127
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$26,597	$			$26,597	$		$26,597
Working capital loan – related party	900,000		(900,000)	F	—			—
Extension notes – related party	1,708,426		(1,708,426)	F	—			—
Accrued expenses	2,022,486		(1,983,914)	E	38,572			38,572
Accrued excise tax payable	639,193				639,193			639,193
Income taxes payable	59,675		(59,675)	C	—			—
Total current liabilities	5,356,377		(4,652,015)		704,362		—	704,362
Long-Term Obligations, Net of Current Portion:
Deferred legal fees	275,000		(275,000)	E	—			—
Deferred underwriting fee payable	26,250,000		(26,250,000)	D	—			—
Equity forward liability	332,000		(332,000)	B	—			—
Derivative warrant liabilities	6,013,658				6,013,658			6,013,658
Total long-term obligations, net of current portion	32,870,658		(26,857,000)		6,013,658		—	6,013,658
Total liabilities	38,227,035		(31,509,015)		6,718,020		—	6,718,020
Class A common stock subject to possible redemption	22,216,916				22,216,916		(20,578,200)	1,638,716
Stockholders’ Equity (Deficit):
Preferred stock	—		200,332,000	B	200,332,000			200,332,000
Class A common stock	3				3			3
Class B common stock	1,875				1,875			1,875
Accumulated deficit	(37,908,361)		(3,403,933)	A	(16,227,488)			(16,227,488)
			(1,165,194)	C
			26,250,000	D
Total stockholders’ equity (deficit)	(37,906,483)		222,012,874		184,106,391		—	184,106,391
Total liabilities and stockholders’ equity (deficit)	$22,537,468		$190,503,859		$213,041,327		$(20,578,200)	$192,463,127

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
	CONX Corp (Historical)	Transaction Adjustments		Pro Forma (Before Share Redemption)	Additional Transaction Adjustments (Actual Share Redemption)		Pro Forma (Transaction and Share Redemption)
Revenue:
Rental revenue	$—	$2,742,000	BB	$2,742,000	$		$2,742,000
Total revenue	—	2,742,000		2,742,000		—	2,742,000
Costs and Expenses
General and administrative expenses	1,178,513	2,112,783	CC	3,291,296			3,291,296
Depreciation and amortization	—	929,022	AA	929,022			929,022
Total costs and expenses	1,178,513	3,041,805		4,220,318		—	4,220,318
Operating income (loss)	(1,178,513)	(299,805)		(1,478,318)		—	(1,478,318)
Other Income (Expense):
Other income	—			—			—
Change in fair value of warrant liabilities	(325,000)			(325,000)			(325,000)
Change in fair value of equity forward liability	(4,693,000)			(4,693,000)			(4,693,000)
Interest income on investments held in Trust Account	267,481	(267,481)	DD	—			—
Total other income (expense)	(4,750,519)	(267,481)		(5,018,000)		—	(5,018,000)
Income (loss) before income taxes	(5,929,032)	(567,286)		(6,496,318)			(6,496,318)
Income tax (expense) benefit	(65,469)	136,149	EE	70,680			70,680
Net income (loss)	(5,994,501)	(431,137)		(6,425,638)		—	(6,425,638)
Weighted-average common shares outstanding, basic and diluted
Class A – Common Stock	5,047,364			5,047,364			3,086,002
Class B – Common stock	18,750,000			18,750,000			18,750,000
Basic and diluted net (loss) income per common share
Class A – Common Stock	$(0.25)			$(0.27)			$(0.29)
Class B – Common stock	$(0.25)			$(0.27)			$(0.29)

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024
	CONX Corp (Historical)	Transaction Adjustments		Pro Forma (Before Share Redemption)	Additional Transaction Adjustments (Actual Share Redemption)		Pro Forma (Transaction and Share Redemption)
Revenue:
Rental revenue	$—	$685,500	BB	$685,500	$		$685,500
Total revenue	—	685,500		685,500		—	685,500
Costs and Expenses
General and administrative expenses	1,072,033	(887,914)	CC	184,119			184,119
Depreciation and amortization	—	232,256	AA	232,256			232,256
Total costs and expenses	1,072,033	(655,659)		416,375		—	416,375
Operating income (loss)	(1,072,033)	1,341,159		269,126		—	269,126
Other Income (Expense):
Other income	—			—			—
Change in fair value of warrant liabilities	3,191,842			3,191,842			3,191,842
Change in fair value of equity forward liability	(7,000)			(7,000)			(7,000)
Interest income on investments held in Trust Account	250,812	(250,812)	DD	—			—
Total other income (expense)	3,435,654	(250,812)		3,184,842		—	3,184,842
Income (loss) before income taxes	2,363,621	1,090,347		3,453,968			3,453,968
Income tax (expense) benefit	10,336	(261,683)	EE	(251,347)			(251,347)
Net income (loss)	2,373,957	828,663		3,202,620		—	3,202,620
Weighted-average common shares outstanding, basic and diluted
Class A – Common Stock	2,090,269			2,090,269			148,585
Class B – Common stock	18,750,000			18,750,000			18,750,000
Basic and diluted net (loss) income per common share
Class A – Common Stock	$0.11			$0.15			$0.17
Class B – Common stock	$0.11			$0.15			$0.17

NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
Note 1 — Description of the Transaction
Pursuant to the Purchase Agreement, on May 1, 2024, CONX purchased from Seller the Property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million.
On May 1, 2024, Seller and CONX entered into the Seller Lease Agreement pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum and (iii) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH, an affiliate of Seller.
Note 2 — Basis of the Presentation
The unaudited pro forma condensed financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of CONX has been adjusted by the transaction accounting adjustments to illustrate the estimated effect of the Transaction and certain other events contemplated by the Purchase Agreement to provide relevant information necessary for an understanding of CONX upon consummation of the Transaction described herein.
The unaudited pro forma condensed financial information is based on the historical financial information of CONX, as adjusted to give effect to the Transaction, which is treated as an asset acquisition under U.S. GAAP.
The unaudited pro forma condensed financial information has been prepared using the actual redemption of 1,941,684 shares of Class A Common Stock held by public stockholders into cash.
The purchase of the Property is intended to be accounted for under U.S. GAAP as an asset acquisition.
Note 3 — Transaction Accounting Adjustments to the CONX Unaudited Pro Forma Condensed Balance Sheet as of March 31, 2024
The transaction accounting adjustments included in the unaudited pro forma condensed balance sheet as of March 31, 2024 are as follows:
(A)
Reflects the acquisition of the Property under the terms of the Purchase Agreement for $26.75 million. In accordance with the accounting requirements for transactions among entities under common control, the Property is initially recorded at Seller’s historical carrying value. The difference between such historical carrying value and the purchase price is recorded as an adjustment to equity.

(B)
Reflects the receipt as of January 1, 2023, of a $200 million investment pursuant to the terms of the Subscription Agreement, resulting in the issuance of 17,391,300 shares of the Company’s Preferred Stock. In connection with this issuance, the equity forward liability was settled and the carrying value was reclassified to Preferred Stock.

(C)
Reflects the estimated other transaction costs that were not previously accrued by the Company as of March 31, 2024.

(D)
Reflects the reversal of the accrued underwriting fee obligation, due to DBSI’s waiving its entitlement to any portion of the deferred underwriting fee payable to it under the underwriting agreement.

(E)
Reflects the payment of the accrued legal costs as of the Transaction Closing.

(F)
Reflects the net repayment of related party obligations.

(G)
Reflects cash paid for the redemption of Class A common stock and the reclassification of cash held in Trust to unrestricted cash for shares of Class A common stock subject to possible redemption that are not redeemed.

Note 4 — Transaction Accounting Adjustments to the CONX Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023 and the Three Months Ended March 31, 2024
The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and the three months ended March 31, 2024 are as follows:
(AA)
Reflects depreciation expense in the amount recognized by Seller, based on Seller’s historical carrying value and depreciable life of the Property. The Seller’s carrying value for the Property was $38.47 million with $15.13 million of accumulated depreciation. The depreciable lives of the Property and for subsequent improvements are 40 and 35 years, respectively.

(BB)
Reflects total rental income for the Property from Seller based on the amount of $228,500 per month.

(CC)
Reflects the estimated other transaction costs incurred by the Company.

(DD)
Reflects the reduction of interest income generated by the Company on funds held in the Trust Account that were utilized for the redemption of Class A common stock by investors as part of the Transaction or reclassified to unrestricted cash.

(EE)
Reflects the incremental income tax effects assuming a combined 24% rate on the unaudited condensed pro forma statement of operations. The combined 24% rate includes the federal statutory rate and state income taxes, net of federal benefit of 21% and 3%, respectively.

Note 5 — Net (Loss) Income per Share
The following table shows the net (loss) income per share calculated using the historical weighted average shares of Common Stock outstanding for the year ended December 31, 2023 and the three months ended March 31, 2024.
Year Ended December 31, 2023	Assuming No Redemptions	Assuming Actual Redemptions
Pro forma net income (loss)	$(6,425,638)	$(6,425,638)
Pro forma weighted average shares outstanding – basic and diluted	23,797,364	21,836,002
Net income (loss) per share – basic and diluted	$(0.27)	$(0.29)
Pro Forma Weighted Average Shares
Public stockholders	5,017,364	3,056,002
nXgen	18,750,000	18,750,000
Independent Directors	30,000	30,000
Pro forma weighted average shares outstanding, basic and diluted	23,797,364	21,836,002

Three Months Ended March 31, 2024	Assuming No Redemptions	Assuming Actual Redemptions
Pro forma net income (loss)	$3,202,620	$3,202,620
Pro forma weighted average shares outstanding – basic and diluted	20,840,269	18,898,585
Net income (loss) per share – basic and diluted	$0.15	$0.17
Pro Forma Weighted Average Shares
Public stockholders	2,060,269	118,485
nXgen	18,750,000	18,750,000
Independent Directors	30,000	30,000
Pro forma weighted average shares outstanding, basic and diluted	20,840,269	18,898,585

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of the Company should be read together with our audited financial statements, unaudited condensed financial statements and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the quarter ended March 31, 2023 and for the year ended December 31, 2023 and for the year ended December 31, 2022. See “Unaudited Pro Forma Condensed Combined Financial Statements.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.
Overview
We were incorporated in the State of Nevada on August 26, 2020. Our business purpose was to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. Subsequent to the closing of our Business Combination on May 1, 2024 (the “Closing Date”), we derive revenues primarily from rent received from our operation of real estate property. In addition, we anticipate to grow through acquisition opportunities, including, but not limited to, disruptive technologies and additional infrastructure assets.
Recent Developments
On the Closing Date, the Company completed its previously announced purchase from EchoStar Real Estate Holding L.L.C. (“Seller”), a subsidiary of EchoStar Corporation (“EchoStar”), of that certain commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (the “Transaction”), pursuant to the terms of the purchase and sale agreement, dated as of March 10, 2024 (as amended by that certain Amendment No. 1 thereto, dated May 1, 2024, the “Purchase Agreement”), by and between the Company and Seller. The Transaction constituted the Company’s “Business Combination”, as that term is defined in the Company’s Amended and Restated Articles of Incorporation.
In connection with the Transaction, each share of the then-issued and outstanding Class B common stock, par value $0.0001 per share of the Company (“Founder Shares”), automatically converted into one share of Class A Common Stock on the Closing Date.
On the Closing Date, the Company and Seller entered into a lease agreement (the “Seller Lease Agreement”), pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum, (iii) a monthly additional rent payment, which is estimated for each calendar year and paid in equal monthly installments, which represents Seller’s proportionate share of the operating expenses of the Property, and (iv) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH Network Corporation, an affiliate of Seller.
Pursuant to the Tender Offer Statement on Schedule TO originally filed with the SEC by the Company on April 1, 2024 (together with any subsequent amendments and supplements thereto, the “Schedule TO”) in connection with the Company’s offer to purchase for cash up to 2,120,269 of its issued and outstanding shares of Class A Common Stock at a price of $10.598120 per share (the “Purchase Price”), a total of 1,941,684 shares of Class A Common Stock (the “Tendered Shares”) were validly tendered and not properly withdrawn as of the expiration date of the tender offer and were accepted for purchase by the Company. As of the Closing Date, the Company purchased all such Tendered Shares of Class A Common Stock at the Purchase Price.

On the Closing Date, the Company completed the Equity Forward Transaction. Prior to the Closing Date, Mr. Ergen assigned the Subscription Agreement in accordance with its terms to the Trust. On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of Preferred Stock, at an aggregate purchase price of approximately $200 million, or $11.50 per share. The Company used a portion of the proceeds from the Equity Forward Transaction to fund the purchase price for the Property in the Business Combination. At any time and from time to time following the issuance of the Preferred Stock, we may redeem the Preferred Stock in whole or in part, at our option, at a price equal to $11.50 per share. Additionally, if the Preferred Stock has not been converted by May 1, 2029, we will be required to redeem each share of Preferred Stock in cash at a price equal to $11.50 per share, subject to certain customary adjustments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
As of the Closing Date, the Company satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount of $900,000 to nXgen.
As of the Closing Date, the Company satisfied and discharged its obligations under the First Extension Note by repaying in full the principal amount of $1,168,773.76 to nXgen.
As of the Closing Date, the Company satisfied and discharged its obligations under the Second Extension Note by repaying in full the principal amount of $539,652.40 to nXgen.
On May 2, 2024, the Nasdaq Hearings Panel (the “Panel”) notified the Company of the Panel’s determination that, although the Company completed a business combination, Nasdaq Listing Qualifications Staff informed the Panel that as a result of the Company’s Market Value of Publicly Held Securities as of May 1, 2024, the Transaction did not demonstrate compliance with Nasdaq’s initial listing requirements and therefore the Company did not comply with Nasdaq IM-5101-2, and the Company’s securities would be delisted from Nasdaq. Trading of the Company’s securities on the Nasdaq was suspended at the open of trading on May 6, 2024. The Company subsequently applied for its securities to be quoted on the OTCQX Market operated by the OTC Markets Group, Inc. As of May 24, 2024, our Class A Common Stock and Public Warrants have been authorized for trading on the OTCQX Market under the symbol “CNXX” and “CNNXW,” respectively. On June 24, 2024, the Company withdrew its appeal of the Panel’s decision and the Nasdaq Listing and Hearing Review Council did not call the matter for review. We expect Nasdaq will file a Form 25 with the SEC in the coming weeks. The delisting will become effective ten days after the filing of the Form 25.
Results of Operations
Prior to the completion of the Business Combination, we neither engaged in any operations nor generated any operating revenues. Our only activities for the three months ended March 31, 2024 were associated with the search for a target company and the completion of the Business Combination. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our derivative warrant liabilities at each reporting period.
Prior to October 12, 2022, we generated non-operating income in the form of interest income on proceeds derived from the Initial Public Offering. Effective October 12, 2022, the Company converted all of the investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income again increased. As of March 31, 2024, interest on such deposit account was approximately 4.5% per annum.
For the three months ended March 31, 2024, we had net income of $2,373,957 which was primarily related to a change in fair value of derivative warrant liabilities of $3,191,842 and included interest income of $250,812 and income tax expense adjustment of $10,336, primarily offset by general and administrative expenses of $1,072,033.

For the three months ended March 31, 2023, we had net loss of $784,053 which was primarily related to a change in fair value of derivative warrant liabilities of $923,558 and general and administrative expenses of $277,914, primarily offset by a change in fair value of the Extension Note convertible of $417,419.
For the year ended December 31, 2022, we had net income of $24,194,749, which was primarily related to a change in fair value of derivative warrant liabilities of $21,359,166 and included interest income of $4,937,551, partially offset by income tax expense of $1,213,218 and general and administrative expenses of $888,749.
For the year ended December 31, 2023, we had net loss of $5,994,501, which was primarily related to a change in fair value of derivative warrant liabilities of $4,693,000 and included income tax expense of $65,469, loss on equity forward of $325,000 and general and administrative expenses of $1,178,513, partially offset by interest income of $267,481.
Liquidity and Capital Resources
Prior to the completion of the Initial Public Offering, our liquidity needs had been satisfied through the receipt of $25,000 from the Founder in exchange for the issuance of the Founder Shares, and a promissory note (the “Note”) issued by the Founder. We repaid the Note on November 3, 2020.
On November 3, 2020, we consummated the Initial Public Offering of 75,000,000 Units at a price of $10.00 per Unit generating gross proceeds of $750.0 million. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 11,333,333 Private Placement Warrants to nXgen at a price of $1.50 per warrant, generating gross proceeds of $17 million.
Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $750.0 million was placed in the Trust Account and we had approximately $103,135 of cash held outside of the Trust Account as of March 31, 2024, and available for working capital purposes and to pay our taxes. We incurred $42.3 million in transaction costs, including $15 million of underwriting fees, $26.3 million of deferred underwriting fees (which deferred underwriting commission was waived by the underwriters) and $1 million of other costs in connection with our Initial Public Offering and the sale of the Private Placement Warrants.
On March 1, 2023, nXgen agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to nXgen to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to nXgen. The Restated Note amended, restated, replaced and superseded that certain promissory note dated March 1, 2023, in the principal amount of $250,000. On March 25, 2024, the Company issued an amended and restated promissory note (the “Second Restated Note”) to nXgen. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. The Second Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Second Restated Note was to be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of March 31, 2024, the Company had borrowed $900,000 under the Second Restated Note. As of the Closing Date, the Company satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount to nXgen.
For the three months ended March 31, 2024, net cash used in operating activities was $405,027. For the three months ended March 31, 2023, net cash used in operating activities was $264,578 principally due to the payment of general and administrative expenses during the period.
For the three months ended March 31, 2024, net cash provided by investing activities was $0 and cash provided by financing activities of $500,000. For the three months ended March 31, 2023, net cash used by investing activities was $500,903 and net cash provided by financing activities of $500,903.
For the year ended December 31, 2022, net cash used in operating activities was $547,392, principally due to the payment of general and administrative expenses during the year.

For the year ended December 31, 2023, net cash used in operating activities was $1,789,134 principally due to the payment of general and administrative expenses during the year.
As of March 31, 2024 we had operating cash of $103,135 and investments held in the Trust Account of $22,216,917. As of December 31, 2023 we had operating cash of $8,162 and investments held in the Trust Account of $21,966,104. We intend to utilize substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
For the year ended December 31, 2023, net cash provided by investing activities was $62,544,762, offset by cash used in financing activities of $(62,144,762) relating to the liquidation and conversion to cash of investments and to Class A stock redemptions. As of December 31, 2022 and December 31, 2023, we had cash and marketable securities held in the Trust Account of $84,243,386 and $21,966,104, respectively. The decrease in cash and marketable securities was primarily due to Class A stock redemptions and income tax payments.
On May 1, 2024, we closed our Business Combination. Approximately $20.58 million of funds held in the Trust Account were used to pay the redemption of 1,941,684 shares of Class A Common Stock.
At any time and from time to time following the issuance of the Preferred Stock, the Company may redeem the Preferred Stock in whole or in part, at the option of the Company, at a price equal to $11.50 per share. Additionally, if the Preferred Stock has not been converted by May 1, 2029, we will be required to redeem each share of Preferred Stock in cash at a price equal to $11.50 per share, subject to certain customary adjustments. Our redemption obligations with respect to the Preferred Stock could adversely affect our liquidity and reduce the amount of cash available for working capital, capital expenditures, growth opportunities, acquisitions and other general corporate purposes.
Management has taken several actions to further the Company’s ability to continue as a going concern. As further described in Note 9, on May 1, 2024, the Company completed its Business Combination. In addition, on May 1, 2024, the Company completed the Equity Forward Transaction, resulting in cash proceeds to the Company aggregating approximately $200 million. Management believes that these actions will enable the Company to continue as a going concern through May 15, 2025, which is twelve months subsequent to the date on which these financial statements were issued.
Critical Accounting Policies and Estimates
The preparation of unaudited condensed financial statements, financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies, except as described below.
Warrant Liabilities
We account for our warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for liability classification under ASC 815. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
Our Public and Private Placement Warrants meet the criteria as liability classified derivative instruments and are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the Unaudited Condensed Statements of Operations. We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Private Placement Warrants. At that time, the portion of the liability related to the Private Placement Warrants will be reclassified to additional paid-in capital.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.
Off-Balance Sheet Arrangements
As of March 31, 2024, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

BUSINESS
General
We were incorporated in the State of Nevada on August 26, 2020. On May 1, 2024 (the “Closing Date”), we completed our previously announced purchase from EchoStar Real Estate Holding L.L.C. (“Seller”), a subsidiary of EchoStar Corporation (“EchoStar”), of that certain commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (the “Transaction”), pursuant to the terms of the purchase and sale agreement, dated as of March 10, 2024 (as amended by that certain Amendment No. 1 thereto, dated May 1, 2024, the “Purchase Agreement”), by and between the Company and Seller (the “Closing”). The Transaction constituted our “Business Combination”, as that term is defined in our Amended and Restated Articles of Incorporation. Subsequent to the Closing Date, we derive revenues primarily from rent received from our operation of real estate property. In addition, we anticipate to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and additional infrastructure assets.
On the Closing Date, the Company and Seller entered into the Seller Lease Agreement, pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum, (iii) a monthly additional rent payment, which is estimated for each calendar year and paid in equal monthly installments (“Additional Rent”), which represents Seller’s proportionate share of the operating expenses of the Property, and (iv) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. CONX’s estimated maintenance and repair obligations with respect to roof, shell, core and systems will be reflected in the Additional Rent as operating expenses to be reimbursed by Seller. Under the Seller Lease Agreement, the responsibilities for management of the Property are allocated among the Company and Seller, as tenant, such that the Company assumes responsibility for roof, shell, core and systems and all other responsibilities (such as general maintenance and repair) are assumed by Seller.
We will derive revenues in the near term primarily from rent received pursuant to the Seller Lease Agreement. We expect the Seller Lease Agreement to provide us with a predictable revenue stream with embedded growth potential.
We intend to operate the Property at least for the initial term of the Seller Lease Agreement (which is approximately 10 years), subject to further extensions, and have no current intention to dispose of the Property through a sale or other means. Concurrently with our operation of the Property, we anticipate to grow through acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets. We may also seek to take meaningful equity ownership stakes that enable us to control or significantly influence operating companies and bring the strength of our operational expertise to these companies. While there can be no assurance that any of these opportunities will result in a definitive agreement or a completed transaction, the Company is currently involved in ongoing discussions regarding potential acquisitions with the objective of becoming a diversified operating entity focused on the future of communications and connectivity. Although we intend to negotiate and complete one or more of these transactions as soon as practicable, there can be no assurance as to the terms or timing of any such acquisitions. Any such acquisitions would be subject to, among other things, negotiations and significant due diligence, appropriate board and stockholder approvals, regulatory approvals and other conditions.
Strategy
We seek to maximize stockholder value through:
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Effective Property Management:   Our management’s focus is to maximize the value of our assets by collecting contractual rent and using other available tools to maximize value. Such tools include managing maintenance and repair obligations with respect to roof, shell, core and systems with respect to the Property and, in our discretion, may include negotiating increased property participation through the purchase of additional parcels adjacent to the Property. We intend to operate the Property at least for the initial term of the Seller Lease Agreement (which is approximately 10 years), subject to further extensions, and have no current intention to dispose of the Property through a sale or other means.
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Strategic Growth:   Concurrently with our operation of the Property, we anticipate to grow through further acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets. We may also seek to take meaningful equity ownership stakes that enable us to control or significantly influence operating companies and bring the strength of our operational expertise to these companies. While there can be no assurance that any of these opportunities will result in a definitive agreement or a completed transaction, we are currently involved in ongoing discussions regarding potential acquisitions with the objective of diversifying our operations beyond our real estate operations into the communications and connectivity sectors. Any such acquisitions remain subject to, among other things, negotiations and significant due diligence, appropriate board and stockholder approvals, regulatory approvals and other conditions.

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Maintaining Sufficient Liquidity to Support our Business Model:   We strive to maintain sufficient liquidity to execute our business model. We expect that our $200 million Equity forward Transaction (as defined below) and our cash flow from operations will provide us with sufficient financial capacity to execute our strategy.

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Executing on Flexible Long Term Business Model:   We believe our flexible business model will enable us to pursue, as appropriate, various outcomes as a result of our property management operations and growth opportunities. We believe the combination of our focused strategy, experienced management and board of directors, stable real estate portfolio and sufficient liquidity will position us to create value for our stockholders over time.

Information About the Property
Overview
The Property is located at 5701 South Santa Fe Boulevard, Littleton, Colorado 80120 and consists of (i) the real property more particularly described in Exhibit A to the Purchase Agreement, which is attached as Exhibit 2.1 to the registration statement of which this prospectus forms a part, (ii) the building(s), fixtures and certain other improvements located thereon (subject to certain exceptions for excluded improvements identified by Seller) and (iii) certain mutually agreed upon items of equipment, supplies, furniture owned by Seller that are necessary for the maintenance and operation of the Property. The Property is currently utilized as the headquarters of DISH Wireless.
As of March 31, 2024, the Property is comprised of approximately 206,992 square feet of net rentable area and is fully-occupied.
Regulation
The Property is subject to various laws, ordinances and regulations, including regulations relating to common areas.
We may be liable under various federal, state and/or local laws, ordinances and regulations for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from the Property, including costs for investigation or remediation, natural resource damages, or third-party liability for personal injury or property damage.
These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on the Property may adversely affect our ability to attract and/or retain tenants, and its ability to develop or sell or borrow against the Property. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on the Property, environmental laws may impose restrictions on the manner in which the Property may be used or how businesses may be operated on the Property.
In addition, the Property is subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these laws and regulations could subject the Property or its tenants to liability. These liabilities could affect a tenant’s ability to make rental payments. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures.
The Property may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at the Property could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the Property and increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose the Property to liability from its tenants, employees of its tenants or others if property damage or personal injury occurs.
Financing
On the Closing Date, we completed our previously announced transaction (the “Equity Forward Transaction” or “Equity Forward”) pursuant to a subscription agreement (as amended, the “Subscription Agreement”) with Charles W. Ergen, the Company’s founder, or an affiliate. Mr. Ergen, through nXgen, beneficially owns approximately 99.4% of our Class A Common Stock and may exert substantial influence on actions requiring a stockholder vote. Prior to the Closing Date, Mr. Ergen assigned the Subscription Agreement in accordance with its terms to Ranch Legacy Trust, a trust established for the benefit of his family (the “Trust”). On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of the Company’s Preferred Stock, par value $0.0001 per share, at an aggregate purchase price of approximately $200 million, or $11.50 per share. We used a portion of the proceeds from the Equity Forward Transaction to fund the purchase price for the Property in the Business Combination. As of the date of this prospectus, approximately $170.6 million cash proceeds from the Equity Forward remain available to us. See “Risk Factors — Our Chairman and Director, Charles W. Ergen, through nXgen, is a controlling stockholder of the Company, having control over key decision making, which may not always be in the interest of our other stockholders” for further discussion.
Relationship with Entities Controlled By Our Chairman
All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH, an affiliate of Seller. Our Chairman and Director, Charles W. Ergen, is Chairman and co-founder of EchoStar and DISH and beneficially owns approximately 54.0% of EchoStar’s total equity securities (based on 140,188,839 shares of Class A Common Stock outstanding on May 10, 2024 and assuming conversion of all the shares of Class B Common Stock held by Mr. Ergen into Class A Common Stock) and controls approximately 91.4% of EchoStar’s total voting power. Our Chief Executive Officer, Jason Kiser served as Treasurer of DISH from 2008 to 2023, and has been employed by entities owned or controlled by Mr. Ergen for over 35 years. Mr. Ergen, through nXgen, beneficially owns approximately 99.4% of our Class A Common Stock and may exert substantial influence on actions requiring a stockholder vote.
Our Articles provide that the corporate opportunity doctrine does not apply to our directors or officers in circumstances where it would conflict with any fiduciary duties or contractual obligations they may have, and that we renounce any expectancy that our directors or officers will offer such a corporate opportunity to us, except if all of the following conditions are satisfied: (a) we have expressed an interest in the business opportunity as determined from time to time by our board of directors as evidenced by resolutions appearing in our minutes; (b) the opportunity relates to a line of business in which we are then directly engaged; (c) the director or officer is permitted to refer the opportunity to us without violating any legal obligation; and (d) in the case of a director or officer who, at the time the opportunity is presented, has a fiduciary relationship to EchoStar, and the opportunity relates to a line of business in which EchoStar and/or its affiliates, including DISH, is then engaged or has expressed an interest, the director or officer has first referred the opportunity to EchoStar, and that entity has declined to pursue the opportunity.
Competition
Investing in and operation of real estate is highly competitive. We face competition from other landlords, REITs, investment companies, pension funds, private equity and hedge fund investors, sovereign funds, healthcare operators, lenders, developers and other institutional investors, some of whom may have greater resources and lower costs of capital than we do. In addition, in identifying, evaluating and selecting potential acquisition opportunities, we face competition from other companies in the communications and connectivity sectors that are seeking strategic growth, including EchoStar and DISH. We also face potential competition from private equity groups and leveraged buyout funds, public companies and special purpose acquisition companies. Many of these entities are well established and have greater financial, technical, human and other resources than us. Our ability to compete may also be impacted by global, national and local economic trends, availability of investment alternatives, availability and cost of capital, construction and renovation costs, existing laws and regulations, new legislation and regulation, among other factors.
Rental and related revenues are dependent on the ability of Seller and EchoStar to compete with other companies on a number of different levels, including: the quality of products and services provided, innovation, reputation, pricing, and financial condition. For a discussion of the risks associated with competitive conditions affecting our business, see Item 1A. “Risk Factors — Risks Related to Our Business.”
Human Capital Resources
We currently have one executive officer, our CEO, Jason Kiser. Mr. Kiser is not obligated to devote any specific number of hours to our matters but intends to devote as much of his time as he deems necessary to our affairs. The amount of time he will devote in any time period will vary based on our business plan. We continuously evaluate our human capital resources and may hire additional employees or consultants in the future if and to the extent deemed appropriate by management to effectively operate our business.
Legal Proceedings
From time to time, we may be involved in certain legal proceedings, lawsuits and other claims. An unfavorable resolution of any such legal proceedings, lawsuits or other claims could have a materially adverse effect on our business, results of operations and financial condition. Regardless of the outcome, any such legal proceedings, lawsuits or other claims may result in substantial costs, disruption of our normal business operations and the diversion of management attention. We may be unable to prevail in, or achieve a favorable settlement of, any pending or future legal action against us.

MANAGEMENT
Management and Board of Directors
The following sets forth certain information, as of July 11, 2024, concerning the persons who serve as our executive officers and directors.
Name	Age	Position
Charles W. Ergen	71	Chairman
Jason Kiser	59	Chief Executive Officer, Director
Gerald Gorman	69	Director
David K. Moskowitz	66	Director
Adrian Steckel	57	Director
Charles W. Ergen.   Mr. Ergen is our founder and has served as our Chairman since our formation. He also serves as executive Chairman of EchoStar and has been Chairman of the board of directors of EchoStar since its formation. During the past five years, Mr. Ergen served as executive chairman and chairman of the board of directors of DISH Network Corporation (“DISH”) and has held various executive officer and director positions with DISH and its subsidiaries including the position of Chief Executive Officer, which he held most recently from March 2015 to December 2017. During 1980, Mr. Ergen co-founded DISH with his future spouse, Cantey M. Ergen, and James DeFranco.
Jason Kiser.   Mr. Kiser has served as our Chief Executive Officer and Director since our formation. He served as Treasurer of DISH from 2008 to 2023, and has been employed by entities owned or controlled by Mr. Ergen for over 35 years. Since joining EchoSphere Corporation (later DISH) in 1987, he has held various operational, managerial and financial positions.
Gerald Gorman.   Mr. Gorman, who has served as one of our Directors since November 2020, has been the Chief Executive Officer of World Media Group, LLC since 2004. World Media Group, LLC builds and partners to develop innovative technology companies, including Doctor.com, a leader in healthcare consumerism, acquired by Press Ganey Associates LLC, India.com, a large Indian news and entertainment partnership with Penske Media acquired by Zee TV, and Lawyer.com, the leading matching engine for consumers and lawyers. World Media Group, LLC invests and partners to help launch startups via its World Accelerator. Partners include Scientist.com, Calendar.com and Outerspace.com. Recently funded ventures include a video meeting platform and an office wellness management system. World Media Group was an early investor in bitcoin and blockchain related ventures including Sweet.io, a social rewards platform for music labels, sports teams and consumer brands. Prior to founding World Media Group, LLC, Mr. Gorman was Chairman and Chief Executive Officer of Mail.com, which he co-founded in 1995.
Prior to founding Mail.com, Mr. Gorman was a Managing Director in the investment banking division of Donaldson, Lufkin & Jenrette where he founded the Satellite Financing Group and completed pioneering transactions for satellite industry leaders, including DISH, PanAmSat Corporation, and Asia Satellite Telecommunications Company Limited. Mr. Gorman holds a degree in Mechanical Engineering from Melbourne University and an MBA from Columbia University.
David K. Moskowitz.   Mr. Moskowitz, who has served as one of our Directors since October 2021, served as a director and senior advisor of DISH until April 2019. Prior to that, Mr. Moskowitz was an Executive Vice President as well as Secretary and General Counsel of DISH until 2007. He was elected to DISH’s Board in 1998. Mr. Moskowitz serves on the board of directors of several private companies and charitable organizations.
Adrian Steckel.   Mr. Steckel, who has served as one of our Directors since January 2021, is a leading technology executive with extensive experience in building companies from the ground up and working to enable voice and data communications in countries around the world. Mr. Steckel was the Chief Executive Officer at OneWeb Global Limited, where he was responsible for overseeing the company’s growth, long-term strategic development, fundraising, and commercial success. OneWeb Global Limited declared bankruptcy on March 27, 2020. Prior to joining OneWeb Global Limited, Mr. Steckel was the CEO of Grupo Iusacell

Celular, S.A. de C.V., a successful mobile carrier in Mexico, which was acquired by AT&T, Inc. in 2015. Mr. Steckel currently serves as a director on the board of Uphold Ltd.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent within one year of our Initial Public Offering. Our board has determined that Mr. Gorman, Mr. Moskowitz and Mr. Steckel are independent directors under applicable SEC and Nasdaq rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors has two standing committees: an audit committee and a compensation committee. The rules of Nasdaq and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
The members of our audit committee are Mr. Gorman, who serves as chairman of the audit committee, Mr. Steckel and Mr. Moskowitz. Our board of directors determined that each member of the audit committee is independent under the rules of Nasdaq and Rule 10A-3 under the Exchange Act. Our board of directors further determined that each such member is financially literate and Mr. Gorman qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our Initial Public Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms our Initial Public Offering; and

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reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested directors abstaining from such review and approval.

Compensation Committee
The members of our compensation committee are Mr. Gorman, who serves as chairman of the compensation committee, and Mr. Steckel. Our board of directors determined that each member of the compensation committee is independent under the rules of Nasdaq. The Compensation Committee is responsible for:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Corporate Opportunities
In general, officers and directors of a corporation incorporated under the laws of the State of Nevada cannot exploit business opportunities that belong to the corporation but are required to present that opportunity to the corporation.

Certain of our officers and directors presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities, including DISH and EchoStar, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. In addition, such entities may compete with us for business opportunities and, if such opportunities are pursued by such entities, we may be precluded from pursuing such opportunities. Accordingly, if any of our officers or directors becomes aware of a business opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. In addition, nXgen or our officers and directors may pursue other business or investment ventures. Any such companies, businesses or investments may present additional conflicts of interest. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to implement our business plan.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Charles W. Ergen	DISH Network Corporation	Telecommunications, Cable and Wireless	Chairman
	Echostar Corporation	Telecommunications, Cable and Wireless	Chairman
Jason Kiser	DISH Network Corporation	Telecommunications, Cable and Wireless	Treasurer until 2023
Gerald Gorman	World MediaGroup, LLC	Information	Chief Executive Officer
Adrian Steckel	Uphold Ltd.	Financial Services	Director
Mr. David K. Moskowitz presently has no material fiduciary duties or contractual obligations to other entities.

EXECUTIVE AND DIRECTOR COMPENSATION
None of our executive officers or directors have received any cash compensation for services rendered to us.
On August 28, 2020, Charles W. Ergen, our founder, purchased an aggregate of 28,750,000 founder shares for $25,000, or approximately $0.001 per share and transferred 2,875,000 founder shares to Jason Kiser, our Chief Executive Officer, for approximately the same per-share price initially paid by our founder. On October 21, 2020, our founder and Jason Kiser contributed their founder shares to nXgen Opportunities, LLC (“nXgen”), in return for proportionate equity interests, resulting in nXgen holding 28,750,000 founder shares. On October 23, 2020, nXgen forfeited 7,187,500 founder shares, resulting in nXgen holding 21,562,500 founder shares. In addition, we granted 10,000 Independent Director Shares to each of our independent directors, Gerald Gorman, Adrian Steckel and David K. Moskowitz. Our audit committee reviews on a quarterly basis all payments that were made to nXgen, our executive officers or directors or our or their affiliates. Our independent directors receive a $500 cash payment for attendance at each meeting of the board or a meeting of the committee of the board, whether in-person or not.
We do not currently intend to pay our founder or our Chief Executive Officer any consulting or management fees, although our board of directors may decide to do so in the future. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Initial Public Offering
Founder Shares and Private Placement Warrants
On August 28, 2020, our Founder purchased an aggregate of 28,750,000 founder shares for $25,000, or approximately $0.001 per share, and transferred 2,875,000 founder shares to Jason Kiser, our Chief Executive Officer, for approximately the same per-share price initially paid by our Founder. On October 21, 2020, our Founder and Jason Kiser contributed their founder shares to nXgen, in return for proportionate equity interests. On October 23, 2020, nXgen forfeited 7,187,500 founder shares, resulting in nXgen holding 21,562,500 founder shares. On December 14, 2020 nXgen forfeited 2,812,500 founder shares, resulting in nXgen holding 18,750,000 founder shares.
nXgen purchased an aggregate of 11,333,333 Private Placement Warrants (each exercisable to purchase one share of Class A Common Stock at $11.50 per share, at a price of $1.50 per warrant), in a private placement that closed simultaneously with the closing of our Initial Public Offering. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our Initial Business Combination.
On October 23, 2020, we granted 10,000 Independent Director Shares to one of our independent directors, Mr. Gorman, and on January 27, 2021, we granted 10,000 Independent Director Shares to our second independent director, Mr. Steckel. On October 29, 2021, we granted 10,000 Independent Director Shares to our third independent director, David K. Moskowitz.
On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, nXgen, and the other initial stockholders with respect to 9,375,000 founder shares held by nXgen, which allows nXgen to transfer any or all of such shares without regard to such restrictions after the completion of our Business Combination, subject to restrictions under applicable securities laws.
Prior to the closing of our Initial Public Offering, our Founder agreed to loan us up to $1,000,000 to be used for a portion of the expenses of our Initial Public Offering. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the closing of our Initial Public Offering. This loan was repaid on November 3, 2020.
Registration and Stockholders’ Rights Agreement
In connection with the Initial Public Offering, on October 29, 2020, nXgen entered into a registration and stockholders’ rights agreement (the “Registration Rights Agreement”) pursuant to which nXgen is entitled to nominate three individuals for appointment to our board of directors, as long as nXgen holds any securities covered by the Registration Rights Agreement, and which entitles nXgen to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements. The Registration Rights Agreement does not provide for any maximum cash penalties nor any penalties connected with delays in registering the shares of Class A Common Stock.
Working Capital and Extension Loans
On October 31, 2022, we issued a promissory note (the “First Extension Note”) in the principal amount of up to $1,168,773.76 to nXgen, pursuant to which nXgen agreed to loan us up to $1,168,773.76 in connection with the extension of the Company’s time to consummate a business combination from November 3, 2022 to June 3, 2023. As of the Closing Date, the Company satisfied and discharged its obligations under the First Extension Note by repaying in full the principal amount of $1,168,773.76 to nXgen.
On June 2, 2023, we issued a promissory note (the “Second Extension Note”) in the principal amount of up to $539,652.40 to nXgen, pursuant to which nXgen agreed to loan the Company up to $539,652.40 in connection with the extension of the Company’s time to consummate a business combination from

June 3, 2023 to November 3, 2023. As of the Closing Date, the Company satisfied and discharged its obligations under the Second Extension Note by repaying in full the principal amount of $539,652.40 to nXgen.
On March 25, 2024, we issued an amended and restated promissory note (the “Second Restated Note”) in the principal amount of up to $900,000 to nXgen. As of the Closing Date, we satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount of $900,000 to nXgen.
Equity Forward Transaction
On November 1, 2023, CONX entered into the Subscription Agreement with our Founder. Pursuant to the Subscription Agreement, our Founder or an affiliate (the “Subscriber”), agreed, subject to the closing of CONX’s initial business combination, to purchase, and CONX agreed to issue and sell to the Subscriber, 17,391,300 shares of the Company’s Preferred Stock, par value $0.0001 per share, at an aggregate purchase price of approximately $200 million, or $11.50 per share.
On March 25, 2024, the Company and the Subscriber entered into an amendment to the Subscription Agreement amending the terms of the Preferred Stock issuable thereunder contingent upon, and substantially concurrently with, the consummation of the Transaction, to provide that (i) the issuance of shares of the Company’s common stock on conversion of the Preferred Stock will be subject to prior approval of the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635, and (ii) at any time and from time to time following the issuance of the Preferred Stock, the Company may redeem the Preferred Stock in whole or in part, at the option of the Company, at a price equal to $11.50 per share.
On the Closing Date, the Company completed the Equity Forward Transaction pursuant to the terms of the Subscription Agreement. Prior to the Closing Date, our Founder assigned the Subscription Agreement in accordance with its terms to the Trust. On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of Preferred Stock, at an aggregate purchase price of approximately $200 million, or $11.50 per share.
The Transaction
Pursuant to the Purchase Agreement, on May 1, 2024, CONX purchased from Seller the Property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million.
On May 1, 2024, Seller and CONX entered into the Seller Lease Agreement pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum and (iii) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH, an affiliate of Seller.
Policy for Approval of Related Party Transactions
Our board of directors adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of  $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) our directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of

Regulation S-K under the Exchange Act. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to the Company regarding the beneficial ownership of the Company as of the Closing Date by:
•
each person known to the Company to be the beneficial owner of more than 5% of any class of the outstanding common stock of the Company;

•
each of the Company’s named executive officers and directors; and

•
all executive officers and directors of the Company as a group.

The beneficial ownership of shares of the Company’s common stock is based on 18,928,585 shares of Class A Common Stock issued and outstanding as of July 11, 2024, and (i) with respect to Charles W. Ergen, nXgen and all directors and executive officers as a group, 30,261,918 shares of Class A Common Stock, giving effect to the exercise of 11,333,333 Private Placement Warrants to purchase shares of Class A Common Stock, and (ii) with respect to the Trust, 36,319,885 shares of Class A Common Stock, giving effect to the conversion of 17,391,300 shares of Preferred Stock into shares of Class A Common Stock.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC.
Name and Address(1)	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Class(2)
nXgen Opportunities, LLC(3)(4)	30,083,333	99.41%
Charles W. Ergen(3)(4)	30,083,333	99.41%
Ranch Legacy Trust(5)	17,391,300	47.88%
Jason Kiser(3)	—	—
Gerald Gorman	10,000	*
David K. Moskowitz	10,000	*
Adrian Steckel	10,000	*
All directors and executive officers as a group (five individuals)	30,113,333	99.51%

*
Less than one percent

(1)
Unless otherwise indicated, the business address of each of the persons referenced herein is 5701 S. Santa Fe Dr. Littleton, CO 80120.

(2)
Describes the ownership percentage of shares beneficially owned by each beneficial owner. The calculation assumes the exercise or conversion only of the securities beneficially owned by the applicable beneficial owner into shares of Class A Common Stock held by the applicable beneficial owner that are either currently convertible or exercisable, or may become convertible or exercisable within 60 days after, the date hereof.

(3)
nXgen is the record holder of the securities reported herein. Charles W. Ergen controls nXgen. Mr. Ergen has a 90% economic interest in nXgen and our Chief Executive Officer, Jason Kiser, has a 10% economic interest in, but no beneficial ownership over any securities owned by, nXgen. Mr. Ergen disclaims beneficial ownership over any securities owned by nXgen other than to the extent of his pecuniary interest therein.

(4)
The shares reported herein give effect to the exercise of 11,333,333 Private Placement Warrants to purchase one share of Class A Common Stock each at a price of $11.50 per share, subject to adjustment, exercisable 30 days after the Closing, which warrants expire five years after the Closing or earlier upon redemption or liquidation. The beneficial ownership of shares of Class A Common Stock excludes 17,391,300 shares of Class A Common Stock issuable upon conversion of the Preferred Stock held by the Trust (as defined below) established for the benefit of Mr. Ergen’s family.

(5)
The shares reported herein give effect to 17,391,300 shares of Class A Common Stock issuable upon conversion of the Preferred Stock. Pursuant to the Certificate of Designation, on the tenth trading day following the date on which the volume-weighted average price for the Company’s common stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, each share of Preferred Stock will mandatorily be converted into one share of Class A Common Stock, subject to certain limitations and customary adjustments for stock dividends, stock splits and similar corporate actions. The securities are held directly by the Trust. Centennial Fiduciary Management LLC (the “Trustee”) is the trustee of the Trust and Robert J. Hooke is the trust officer of the Trustee. Each such person may be deemed to have beneficial ownership of the shares solely by virtue of its position as trustee of the Trust or trust officer of the Trustee, respectively, and disclaims beneficial ownership over any securities owned by the Trust other than to the extent of its pecuniary interest therein. The business address of the Trust is 1623 Central Ave., Suite 2014, Cheyenne, WY 82001.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. Each Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
The beneficial ownership of shares of the Company’s common stock is based on 18,928,585 shares of Class A Common Stock issued and outstanding as of July 11, 2024.
	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering	Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock(1)	Shares of Common Stock	Percentage	Percentage
Gerald Gorman(3)	10,000	—	10,000	—	—	—
Adrian Steckel(4)	10,000	—	10,000	—	—	—
David K. Moskowitz(5)	10,000	—	10,000	—	—	—

(1)
The amounts set forth in this column are the number of shares of Class A Common Stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.

(2)
The amounts set forth in this column are the number of Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Warrants that the Selling Securityholder may own beneficially or otherwise.

(3)
Mr. Gorman has served as a member of the board of directors of the Company since November 2020.

(4)
Mr. Steckel has served as a member of the board of directors of the Company since January 2021.

(5)
Mr. Moskowitz has served as a member of the board of directors of the Company since October 2021.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock or Warrants for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Common Stock then outstanding; or

•
the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

DESCRIPTION OF SECURITIES OF CONX
As of July 11, 2024, CONX Corp. (“we,” “our,” “us” or the “Company”) had the following two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) the Class A Common Stock and (ii) warrants, exercisable for one share of Class A Common Stock for $11.50 per share. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at $11.50 per share.
Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 500,000,000 shares of Class A Common Stock, $0.0001 par value and 20,000,000 shares of preferred stock, $0.0001 par value. We have authorized 50,000,000 shares of Class B common stock, $0.0001 par value, however all our previously issued Class B common stock have automatically converted into Class A Common Stock pursuant to our amended and restated certificate of incorporation. The following description summarizes the material terms of our capital stock.
Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 28, 2024, and as amended on Form 10-K/A, filed with the SEC on April 15, 2024.
Common Stock
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.
Unless specified in our amended and restated articles of incorporation, or as required by applicable provisions of the Nevada Revised Statutes (“NRS”) or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.
Our board of directors is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual meeting) serving a three-year term.
In the event of a liquidation, dissolution or winding up of the company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.
Independent Director Shares
On October 23, 2020, we granted 10,000 shares of Class A Common Stock (“independent director shares”), to our first independent director, Gerald Gorman. On January 27, 2021, we granted 10,000 independent director shares to Adrian Steckel, our second independent director. On October 29, 2021, we granted 10,000 independent director shares to David K. Moskowitz, our third independent director. The independent director shares vested on the date of the consummation of our initial business combination.
Redeemable Warrants
Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of November 3, 2021, and 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants are traded.

Accordingly, unless you hold at least four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not be obligated to deliver any Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, except if the warrants may be exercised on a “cashless basis” and such cashless exercise is exempt from registration under the Securities Act. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants and cashless exercise is unavailable, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Notwithstanding the above, if our Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
We may not receive cash upon the exercise of the Private Placement Warrants since the Private Placement Warrants may be exercised on a cashless basis as long as they are held by nXgen or its permitted transferees. A cashless exercise allows warrant holders to exchange the Private Placement Warrants for shares of our Class A Common Stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method. As a result, the number of shares we issues in a cashless exercise may be lower than if the Private Placement Warrants were exercised on a cash basis, which could adversely affect the value of our common stock, and the holders of the Private Placement Warrants could experience a positive rate of return even if the trading price of our Class A Common Stock declines.

If holders of Private Placement Warrants elect to exercise them on a cashless basis, except as described under “Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00,” they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor exercise fair market value. The “sponsor exercise fair market value” means the average reported closing price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00.
Once the warrants become exercisable, we may call the warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00.
Once the warrants become exercisable, we may call the warrants for redemption:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below;

•
if, and only if, the closing price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of our Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below.
If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361

Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of October 29, 2020. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to (i) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (ii) the amount of cash provided by the exercise of the warrants and available to use, and also provides a ceiling to the theoretical value of the warrants as it locks in the amount of shares we would pay to warrant holders that exercise if we choose to redeem the warrants in this manner. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security.
Other Provisions.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.
If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends of $0.50 per annum subject to adjustment, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.
Certain Anti-Takeover Provisions of Nevada law and our Amended and Restated Articles of Incorporation and Bylaws
Business Combinations
We are subject to the provisions of Sections 78.411 to 78.444, inclusive, of the NRS regulating corporate takeovers. This statute generally prohibits a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:
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the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

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the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.
In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.
We have opted out of the protections of Sections 78.411 to 78.444, inclusive, of the NRS in our amended and restated articles of incorporation until our founder ceases to beneficially own at least 15% of our outstanding shares of common stock.
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Common Stock Consent Right
For so long as shares of Class A Common Stock are outstanding, we may not amend, alter or repeal any provision in our amended and restated articles of incorporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of either such class of common stock as compared to those of the other class of common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of common stock whose relative rights, preferences, qualifications, limitations or restrictions are so affected.
Corporate Opportunity
Our Articles provide that the corporate opportunity doctrine does not apply to our directors or officers in circumstances where it would conflict with any fiduciary duties or contractual obligations they may have, and that we renounce any expectancy that our directors or officers will offer such a corporate opportunity to us, except if all of the following conditions are satisfied: (a) we have expressed an interest in the business opportunity as determined from time to time by our board of directors as evidenced by resolutions appearing in our minutes; (b) the opportunity relates to a line of business in which we are then directly engaged; (c) the director or officer is permitted to refer the opportunity to us without violating any legal obligation; and (d) in the case of a director or officer who, at the time the opportunity is presented, has a fiduciary relationship to EchoStar, and the opportunity relates to a line of business in which EchoStar and/or its affiliates, including DISH, is then engaged or has expressed an interest, the director or officer has first referred the opportunity to EchoStar, and that entity has declined to pursue the opportunity. We also face potential competition from private equity groups and leveraged buyout funds, public companies and special purpose acquisition companies. Many of these entities are well established and have greater financial, technical, human and other resources than us. Our ability to compete may also be impacted by global, national and local economic trends, availability of investment alternatives, availability and cost of capital, construction and renovation costs, existing laws and regulations, new legislation and regulation, among other factors.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)
We are registering (i) the offer and resale of 30,000 shares of Class A Common Stock by the Selling Securityholders from time to time and (ii) the issuance of 30,083,285 shares of Class A Common Stock that are issuable upon the exercise of the Warrants.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Class A Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees and fees and expenses of our counsel and our accountants.
The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock by one or more of, or a combination of, the following methods:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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through one or more underwritten offers on a firm commitment or best efforts basis;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in privately negotiated transactions;

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in options transactions;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act may be sold under such exemption rather than pursuant to this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Selling Securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their respective affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Under the Registration Rights Agreement, we have agreed to indemnify certain of the Selling Securityholders against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 or are no longer outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section describes the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This discussion applies only to our securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.
This section addresses only U.S. federal income taxation and does not address all of the tax consequences that may be relevant in light of a taxpayer’s individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:
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a dealer in securities;

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a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

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a bank;

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an insurance company;

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a tax-exempt organization;

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a person that has actually or constructively owned five percent or more of any class of our shares during its holding period;

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a person that purchases or sells our securities as part of a wash sale for tax purposes;

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a person that owns our securities as part of a straddle or a hedging or conversion transaction for tax purposes;

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a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If an entity treated as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in our securities.
Please consult your own tax advisor concerning the consequences of owning our securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.
U.S. Holders
This subsection describes the tax consequences of an investment in our securities to a U.S. holder. You are a U.S. holder if you are a beneficial owner of our securities and you are, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a domestic corporation;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “— Non-U.S. Holders” below.

Distributions on Class A Common Stock
Distributions with respect to Class A Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Class A Common Stock (and you will reduce your tax basis accordingly) and thereafter as capital gain from the sale or exchange of such Class A Common Stock. If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a non-corporate U.S. holder, dividends paid to you will qualify for taxation at preferential rates applicable to “qualified dividends” if you meet certain holding period and other applicable requirements. U.S. holders should consult their own tax advisers regarding the availability of the reduced qualified dividend tax rate in light of their particular circumstances.
Sale or Disposition of Our Securities
If you sell or otherwise dispose of your securities, you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of our securities. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year.
Exercise or Lapse of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, you generally will not recognize taxable gain or loss on the acquisition of Class A Common Stock upon exercise of a Warrant for cash. Your tax basis in the share of Class A Common Stock received upon exercise of a Warrant generally will be an amount equal to the sum of your tax basis in the Warrant and the exercise price. It is unclear whether your holding period for the Class A Common Stock received upon exercise of a Warrant will begin on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period will not include the period during which you held the Warrant. If a Warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your tax basis in the Warrant.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, your basis in Class A Common Stock received would equal your basis in the Warrant exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether your holding period in Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which you held the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of Class A Common Stock would include the holding period of the Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, you could be deemed to have surrendered Warrants having a value equal to the exercise price of the Warrants deemed exercised. You would recognize capital gain or loss in an amount equal to the difference between such exercise price and your tax basis in the Warrants deemed surrendered. In this case, your tax basis in the Class A Common Stock received would equal your tax basis in all of your Warrants increased by any such gain and reduced by any such loss recognized upon exercise It is unclear whether your holding period for Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period would not include the period during which you held the Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when your holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, you should consult your tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities of Conx — Redeemable Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. If you hold Warrants, you would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Class A Common Stock, or as a result of the issuance of a stock dividend to holders of shares of Class A Common Stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “— Distributions on Class A Common Stock” in the same manner as if you received a cash distribution from us equal to the fair market value of such increased interest.
Non-U.S. Holders
This section summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our securities by a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of a share of our securities and you are, for U.S. federal income tax purposes:
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a nonresident alien individual;

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a foreign corporation; or

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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from our securities.

Distributions on Class A Common Stock
Except as described below, if you are a non-U.S. holder of Class A Common Stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, the applicable withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to such withholding agent:
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a valid Internal Revenue Service Form W-8BEN or W-8BEN-E, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

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in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Department regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.
Exercise of a Warrant
The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. holder, as described under “U.S. Holders — Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Sale or Disposition of Our Securities
You generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition our securities unless:
•
the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis;

•
you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•
we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and certain other conditions are met.

If you are a non-U.S. holder described in the first bullet point immediately above you will be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.
We believe we may currently be a U.S. real property holding corporation for U.S. federal income tax purposes. As a result, you may be subject to U.S. federal income tax on gain realized on a sale or other taxable disposition of our securities, unless certain exceptions apply. You should consult your own tax advisors regarding the application of the foregoing rules in light of your particular facts and circumstances.
Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Redeemable Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, if you hold Warrants, you would be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Class A Common Stock which is taxable to such holders as a distribution. Any such constructive distribution would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if you received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.
FATCA Withholding
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on U.S. source dividend payments to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements (“FATCA Withholding”). You could be affected by this withholding with respect to your Class A Common Stock if you are subject to the information reporting requirements and fail to comply with them or if you hold Class A Common Stock through another person (e.g., a foreign bank or broker) that is subject to withholding and such person fails to comply with these requirements (even if you would not otherwise have been subject to withholding).
You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Backup Withholding and Information Reporting
If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale of out securities effected at a U.S. office of a broker.
Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.
If you are a non-U.S. holder, the applicable withholding agent is required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of our securities effected at a U.S. office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) you otherwise establish an exemption.
Payment of the proceeds from the sale of our securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.
THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

LEGAL MATTERS
Greenberg Traurig, LLP will pass upon the validity of the securities offered in this prospectus with respect to the Class A Common Stock and matters of Nevada law.

EXPERTS
The financial statements of CONX Corp. as of and for the years ended December 31, 2023 and 2022 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Class A Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
DISH, which is the guarantor under the Seller Lease Agreement, files annual, quarterly and current reports with the SEC. Such reports include the audited financial statements of DISH. DISH’s publicly available filings can be found on the SEC’s website at www.sec.gov and on EchoStar’s website at https://ir.echostar.com/financial-information/sec-filings. Neither DISH’s nor EchoStar’s filings or the other information contained on EchoStar’s website are incorporated by reference herein.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of CONX Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of CONX Corp. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022 in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional capital or complete a business combination by May 3, 2024, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Equity Forward Liability
As described further in Note 2 to the financial statements, the Company records its equity forward derivative as a liability which is measured at fair value on a recurring basis. The Company determines the fair value of the equity forward using a Monte Carlo simulation.
The principal consideration for our determination that the fair value measurement of the equity forward derivative is a critical audit matter is the high degree of subjectivity and auditor effort that is involved in evaluating the reasonableness of management’s estimate.
Our audit procedures related to the fair value measurement of equity forward derivative included the following, among others:
•
We obtained an understanding of management’s process and evaluated the design of controls related to the equity forward Monte Carlo simulation valuation model, including controls over the completeness and accuracy of information used in the model and management review controls over the model.

•
We obtained the agreement related to the equity forward derivative instrument which relates to the Subscription Agreement as further described in Note 4 of the financial statements and analyzed the terms of the agreement and the accounting impact of the transaction associated with the agreement.

•
We analyzed the Company’s accounting methodology regarding the derivative transaction.

•
We obtained an understanding of management’s process and evaluated the design of controls related to the equity forward Monte Carlo simulation valuation model, including controls over the completeness and accuracy of information used in the model and management review controls over the model.

•
We tested the inputs in the Company’s calculation as well as, with the assistance of an internal specialist, independently calculated the value of the equity forward derivative liability as of December 31, 2023 and compared it to management’s fair value measurement and determined that it is reasonable and consistent with our conclusion.

/s/ WithumSmith+Brown, PC
We have served as the
Company’s auditor since
2020. New York, New York
March 28, 2024
PCAOB ID: 100

CONX CORP.
BALANCE SHEETS
	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash	$8,162	$1,397,296
Prepaid expenses	9,166	23,105
Total current assets	17,328	1,420,401
Cash held in trust account	21,966,104	84,243,386
Total assets	$21,983,432	$85,663,787
Liabilities, Class A Common Stock Subject to Redemption, and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$76,826	$19,114
Working capital loan – related party	400,000	—
Extension notes – related party	1,708,426	333,935
Accrued expenses	1,097,000	575,300
Accrued excise tax payable	639,193	—
Income taxes payable	70,011	1,208,515
Total current liabilities	3,991,456	2,136,864
Deferred legal fees	275,000	275,000
Deferred underwriting fee payable	26,250,000	26,250,000
Equity forward liability	325,000	—
Derivative warrant liabilities	9,205,500	4,512,500
Total liabilities	40,046,956	33,174,364
Commitments and Contingencies
Class A common stock subject to possible redemption, 2,090,269 shares at redemption value of $10.51 per share at December 31, 2023 and 8,348,384 shares at redemption value of $10.09 per share at December 31, 2022	21,966,104	84,243,386
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued or outstanding at December 31, 2023 and 2022	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized; 30,000 shares issued and outstanding at December 31, 2023 and 2022	3	3
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 18,750,000 shares issued and outstanding at December 31, 2023 and 2022	1,875	1,875
Accumulated deficit	(40,031,506)	(31,755,841)
Total Stockholders’ Deficit	(40,029,628)	(31,753,963)
Total Liabilities, Class A Common Stock Subject to Redemption, and Stockholders’ Deficit	$21,983,432	$85,663,787
The accompanying notes are an integral part of the financial statements.

CONX CORP.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
General and administrative expenses	$1,178,513	$888,749
Loss from operations	(1,178,513)	(888,749)
Other income
Change in fair value of equity forward	(325,000)	—
Change in fair value of derivative warrant liabilities	(4,693,000)	21,359,166
Interest income on investments held in Trust Account	267,481	4,937,551
Total other (loss) income	(4,750,519)	26,296,717
(Loss) income before income tax provision	(5,929,032)	25,407,968
Income tax provision	65,469	1,213,218
Net (loss) income	$(5,994,501)	$24,194,750
Weighted average common shares outstanding, basic and diluted
Class A – Common stock	5,047,364	64,226,579
Class B – Common stock	18,750,000	18,750,000
Basic and diluted net (loss) income per common share
Class A – Common stock	$(0.25)	$0.29
Class B – Common stock	$(0.25)	$0.29
The accompanying notes are an integral part of the financial statements.

CONX CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance January 1, 2023	30,000	$3	18,750,000	$1,875	$—	$(31,755,841)	$(31,753,963)
Accretion adjustment	—	—	—	—	—	(1,641,971)	(1,641,971)
Excise tax imposed on common stock redemption	—	—	—	—	—	(639,193)	(639,193)
Net loss	—	—	—	—	—	(5,994,501)	(5,994,501)
Balance – December 31, 2023	30,000	$3	18,750,000	$1,875	$—	$(40,031,506)	$(40,029,628)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance January 1, 2022	30,000	$3	18,750,000	$1,875	$—	$(51,793,069)	$(51,791,191)
Accretion adjustment	—	—	—	—	—	(4,157,522)	(4,157,522)
Net income	—	—	—	—	—	24,194,750	24,194,750
Balance – December 31, 2022	30,000	$3	18,750,000	$1,875	$—	$(31,755,841)	$(31,753,963)
The accompanying notes are an integral part of the financial statements.

CONX CORP.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating Activities
Net (loss) income	$(5,994,501)	$24,194,750
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(267,481)	(4,937,551)
Change in fair value of derivative warrant liabilities	4,693,000	(21,359,166)
Change in fair value of equity forward liability	325,000	—
Changes in operating assets and liabilities:
Prepaid expenses	13,938	46,895
Other receivable	—	3,508
Accounts payable	57,714	19,114
Accrued expenses	521,700	289,289
Income taxes payable	(1,138,504)	1,195,769
Net cash used in operating activities	(1,789,134)	(547,392)
Investing Activities
Deposit of cash into trust account	(1,374,491)	—
Cash distributed from Trust Account	63,919,253	670,774,520
Net cash provided by investing activities	62,544,762	670,774,520
Financing Activities
Redemptions of Class A common stock	(63,919,253)	(669,914,136)
Cash from Working Capital Loan	400,000	—
Proceeds from extension notes payable	1,374,491	333,935
Net cash used in financing activities	(62,144,762)	(669,580,201)
Net change in cash	(1,389,134)	646,927
Cash – beginning of the year	1,397,296	750,369
Cash – end of the year	$8,162	$1,397,296
Supplemental Cash Flow Information
Cash paid for income taxes	$1,190,035	$—
Supplemental Disclosure of Non-cash Financing and Investing Activities
Excise tax liability accrued for common stock redemptions	$639,193	$—
The accompanying notes are an integral part of the financial statements.

CONX CORP.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2023
Note 1 — Description of Organization, Business Operations and Basis of Presentation
CONX Corp. (the “Company” or “we,” “our” or “us”) was incorporated in Nevada on August 26, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets (the “Business Combination”).
As of December 31, 2023, the Company had not commenced operations. All activity for the period from August 26, 2020 (inception) through December 31, 2023 relates to the Company’s initial public offering and subsequent search for a potential Business Combination target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest.
The Company’s Sponsor is nXgen Opportunities, LLC, a Colorado limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on October 29, 2020. On November 3, 2020, the Company consummated the Initial Public Offering of 75,000,000 Units (the “Units” and the shares of Class A common stock included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $750.0 million (the “Initial Public Offering”), and incurring offering costs of approximately $42.3 million, inclusive of approximately $26.3 million in deferred underwriting commissions (see Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 11,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to our Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $17.0 million (see Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, a total of $750.0 million ($10.00 per Unit), consisting of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below. Effective October 12, 2022, the Company converted all of its investments in the Trust Account into cash (as discussed above). On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income (which we are permitted to use to pay taxes and up to $100,000 of dissolution expenses) will again increase. Interest on such deposit account is currently approximately 4.5% per annum.
The Company filed a Form 8-K on November 1, 2022 notifying stockholders of the approval at the meeting of stockholders held on October 31, 2022 (the “First Special Meeting”) to extend the date by which the Company was required to consummate a business combination from November 3, 2022 to June 3, 2023 (the “First Extension”). Stockholders holding 66,651,616 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $669.9 million (approximately $10.05 per share) was removed from the Trust Account to pay such redeeming holders (the “First Extension Redemptions”).
In connection with the First Extension, our Sponsor agreed to advance to the Company (i) $0.02 for each public share that was not redeemed in connection with the First Special Meeting plus (ii) $0.02 for each public share that is not redeemed for each subsequent calendar month commencing on December 3, 2022, and on the third day of each subsequent month, or portion thereof, that the Company required to complete a business combination from November 3, 2022 until June 3, 2023 (such advances, the “First

Extension Loans”). In connection with the First Extension, 66,651,616 shares of Class A common stock were redeemed in the First Extension Redemptions and 8,348,384 shares of Class A Common Stock were not redeemed. As a result, the aggregate monthly First Extension Loans payable by our Sponsor to us were $166,968. Our Sponsor had advanced a total of $1,168,774 to the Trust Account as of December 31, 2023. The First Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of (i) the consummation of an initial business combination or (ii) the Company’s liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those First Extension Loans. At the option of our Sponsor, up to $1,500,000 of the First Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant.
On October 31, 2022, the Company issued a promissory note in the principal amount of up to $1,168,774 to our Sponsor (the “First Extension Note”), evidencing the Company’s indebtedness with respect to the First Extension Loans. As of December 31, 2023, the balance of the First Extension Note was $1,168,774.
The Company filed a Form 8-K on June 2, 2023 notifying stockholders of the approval at the meeting of stockholders held on June 1, 2023 (the “Second Special Meeting”) to extend the date by which the Company was required to consummate a business combination from June 3, 2023 to November 3, 2023 (the “Second Extension”). Stockholders holding 5,650,122 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $57.6 million (approximately $10.19 per share) was removed from the Trust Account to pay such redeeming holders (the “Second Extension Redemptions”).
In connection with the Second Extension, our Sponsor agreed to advance to us (i) $0.04 for each public share that was not redeemed in connection with the Second Special Meeting plus (ii) $0.04 for each public share that is not redeemed for each subsequent calendar month commencing on July 3, 2023, and on the third day of each subsequent month, or portion thereof, that the Company requires to complete a business combination from June 3, 2023 until November 3, 2023 (such advances, the “Second Extension Loans”). In connection with the Second Extension, 5,650,122 shares of Class A common stock were redeemed in the Second Extension Redemptions and 2,698,262 shares of Class A Common Stock were not redeemed. As a result, the aggregate monthly Second Extension Loans payable by our Sponsor to us were $107,930. Our Sponsor had advanced a total of $539,652 to the Trust Account as of December 31, 2023. The Second Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of (i) the consummation of an initial business combination or (ii) our liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those Second Extension Loans. At the option of our Sponsor, up to $300,000 of the Second Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant.
On June 2, 2023, the Company issued a promissory note in the principal amount of up to $539,652 to our Sponsor (the “Second Extension Note”), evidencing our indebtedness with respect to the Second Extension Loans. As of December 31, 2023, the balance of the Second Extension Note was $539,652.
The Company filed a Form 8-K on November 8, 2023 notifying stockholders of the approval at the meeting of stockholders held on November 3, 2023 (the “Third Special Meeting”) to extend the date by which the Company must consummate a business combination from November 3, 2023 to May 3, 2024 (the “Third Extension”). In connection with the Third Extension, stockholders holding 607,993 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $6.3 million (approximately $10.42 per share) was removed from the Trust Account to pay such redeeming holders. The Third Extension will provide the Company with additional time to complete a business combination.
On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes that certain promissory note dated March 1, 2023, in the principal amount of $250,000. The Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of December 31, 2023, the Company had borrowed $400,000 under the Restated Note. Under the terms of the promissory note, this working capital loan is not convertible into warrants.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by any deferred underwriting commissions (as discussed in Note 5). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, “Distinguishing Liabilities From Equity”, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. In connection with a Business Combination, the Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), the independent directors have agreed to vote the shares granted to them as compensation (the “Independent Director Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders and independent directors have agreed to waive their redemption rights with respect to their Founder Shares, the Independent Director Shares and Public Shares in connection with the completion of a Business Combination.
The Articles of Incorporation provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

Our Sponsor, Messrs. Charles W. Ergen and Jason Kiser (the “initial stockholders”) have agreed not to propose an amendment to the Articles of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination by May 3, 2024, as extended (the “Combination Period”) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to pay taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to its obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial stockholders and independent directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Independent Director Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or independent directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, our Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective targets or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Going Concern
Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2023, the Company had borrowed $400,000 under the Working Capital Loans.
The Company will be required to liquidate and dissolve if the Business Combination is not completed by the end of the Combination Period. Management intends to seek additional financing to the extent current funds are insufficient to meet the Company’s working capital needs until completion of a Business Combination or mandatory liquidation. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date.
Consideration of Inflation Reduction Act Excise Tax
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. In addition, a number of exceptions apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates in a liquidation to which Section 331 of the Internal Revenue Code (“Code”) applies (so long as Section 332(a) of the Code also does not apply), distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation is made are not subject to the excise tax. Consequently, we would not expect the 1% excise tax to apply if there is a complete liquidation of the Company under Section 331 of the Code.
Any excise tax that may be imposed on any redemption or other repurchase effected by us, in connection with a business combination, extension vote or otherwise, would be payable by us and not by the redeeming holder, it could cause a reduction in the value of our Class A Common Stock or cash available for distribution in a subsequent liquidation. Whether and to what extent we would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. The Company does not intend to use the proceeds placed in the Trust Account to pay excise taxes or other fees or taxes similar in nature (if any) that may be imposed on the Company pursuant to any current, pending or future rules or laws, including any excise tax due imposed under the IR Act on any redemptions in connection with the Extension or a business combination by the Company.

During the year ended December 31, 2023, holders of 6,294,164 shares of Class A common stock exercised their right to redeem their shares for an aggregate redemption amount of $63,919,253. As a result, the Company has accrued for and recorded a 1% excise tax liability in the amount of $639,193 on the Balance Sheet as of December 31, 2023 (see Note 5).
Note 2 — Summary of Significant Accounting Policies
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets, except for the public and private placement warrants.
See Note 8 for additional information on assets and liabilities measured at fair value on a recurring basis.
Derivative Financial Instruments
The Company evaluated the Public and Private Warrants and the Equity Forward as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”).
The Company’s Public and Private Warrants derivative instruments are recorded at fair value as of the Initial Public Offering (November 3, 2020) and re-valued at each reporting date, with changes in the fair value reported in the Statements of Operations. Derivative assets and liabilities are classified on the Balance Sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the Balance Sheet date. The Company has determined the Warrants are a derivative instrument. As the Warrants meet the definition of a derivative the Warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurements and Disclosures,” with changes in fair value recognized in the Statements of Operations in the period of change.
The Equity Forward is a liability classified instrument in accordance with ASC 480 because the underlying instrument contains a contingent redemption feature. The Equity Forward was recorded at fair value on the date of issuance and re-valued at each reporting period, with changes in the fair value reported in the Statements of Operations. The Equity Forward is classified on the Balance Sheets as current or non-current based on whether or not the contingent redemption feature could be required within 12 months of the Balance Sheet date.
Investments and Cash Held in Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which had been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company. Investments held in the Trust Account were classified as trading securities and presented on the Balance Sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account were included in interest income on investments held in Trust Account in the accompanying Statements of Operations.
Effective October 12, 2022, the Company converted all of its investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income (which we are permitted to use to pay our taxes and up to $100,000 of dissolution expenses) will again increase. Interest on such deposit account is currently approximately 4.5% per annum, but such deposit account carries a variable rate, and we cannot assure you that such rate will not decrease or increase significantly.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The determination of the fair value of the warrant liabilities is a significant accounting estimate included in these financial statements. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and no cash equivalents held outside the Trust Account as of December 31, 2022.
Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses or income in the Statements of Operations. Offering costs associated with the Class A common stock were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Common Stock Subject to Possible Redemption
The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Articles of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders have agreed to vote their Founder Shares (as defined below in Note 4), the independent directors have agreed to vote the Independent Director Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders and independent directors have agreed to waive their redemption rights with respect to their Founder Shares, the Independent Director Shares and Public Shares in connection with the completion of a Business Combination.
Effective October 31, 2022, the redemption amount was increased (i) $0.02 for each public share that was not redeemed as of October 31, 2022, plus (ii) $0.02 for each public share that is not redeemed for each subsequent calendar month commencing on December 3, 2022, and on the third day of each subsequent month, or portion thereof, that we required to complete a business combination from November 3, 2022 until June 3, 2023. Each additional contribution was deposited in the Trust Account on or before the third day of such calendar month. Our Sponsor agreed to advance such amounts through the First Extension Note (see Note 4).
Effective June 2, 2023, the redemption amount was increased (i) $0.04 for each public share that was not redeemed as of June 2, 2023, plus (ii) $0.04 for each public share that is not redeemed for each subsequent calendar month commencing on July 3, 2023, and on the third day of each subsequent month, or portion thereof, that is required to complete a Business Combination from June 3, 2023 until November 3, 2023. Each additional contribution was deposited in the Trust Account on or before the third day of such calendar month. Our Sponsor agreed to advance such amounts through the Second Extension Note (see Note 4).
The Articles of Incorporation provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).
Net (loss) income Per Share of Common Stock
Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted-average number of shares of common stock outstanding for the period. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the Class A common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value. When calculating its diluted net (loss) income per share, the Company has not considered the effect of the Warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the Warrants is contingent upon the occurrence of future events. The calculation excludes 18,750,000 Public Warrants, 11,333,333 Private Placement Warrants, and any Private Placement Warrants that would be issued as a result of the conversion of advances from the First Extension Note and Second Extension Note (see Note 4) into warrants.

	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share
Numerator:
Allocation of net (loss) income	$(1,271,419)	$(4,723,082)	$18,727,526	$5,467,224
Denominator:
Basic and diluted weighted average shares outstanding	5,047,364	18,750,000	64,226,579	18,750,000
Basic and diluted net (loss) income per share	$(0.25)	$(0.25)	$0.29	$0.29
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed de minimis as of December 31, 2023 and 2022.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2023 and 2022.
The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.
The following is a summary of the Company’s net deferred tax asset (liability):
	December 31, 2023	December 31, 2022
Deferred tax asset (liability)
Startup and organizational costs	$394,830	$234,069
Accrued expenses	268,502	140,810
Total deferred tax asset (liability)	663,332	374,879
Valuation allowance	(663,332)	(374,879)
Deferred tax asset (liability), net of allowance	$—	$—
The income tax provision consists of the following:
	For the Years Ended
	December 31, 2023	December 31, 2022
Federal
Current expense	$65,469	$995,966
Deferred benefit (expense)	247,488	220,738
State and Local
Current	—	217,252

	For the Years Ended
	December 31, 2023	December 31, 2022
Deferred	40,965	55,054
Change in valuation allowance	(288,453)	(275,792)
Income tax provision	$65,469	$1,213,218

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the years ended December 31, 2023 and 2022:
	2023	2022
Statutory federal income tax rate (benefit)	21.0%	21.0%
Change in fair value of derivative warrant liabilities and equity forward	(17.6)%	(17.7)%
Change in valuation allowance	(4.1)%	0.7%
Income tax expense	(0.7)%	4.0%
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Note 3 — Initial Public Offering
On November 3, 2020, the Company consummated the Initial Public Offering of 75,000,000 Units at $10.00 per Unit, generating gross proceeds of $750.0 million, and incurring offering costs of approximately $42.3 million, inclusive of approximately $26.3 million in deferred underwriting commissions.
Each Unit consists of one share of Class A common stock, par value $0.0001 per share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On August 28, 2020, Charles W. Ergen (the “Founder”) purchased an aggregate of 28,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.001 per share and transferred 2,875,000 Founder Shares to Jason Kiser, the Company’s Chief Executive Officer, for approximately the same per-share price initially paid by the Founder. On October 21, 2020, the Founder and Mr. Kiser contributed their Founder Shares to our Sponsor, in return for proportionate equity interests, resulting in our Sponsor holding 28,750,000 Founder Shares. On October 23, 2020, our Sponsor forfeited 7,187,500 Founder Shares, resulting in our Sponsor holding 21,562,500 Founder Shares. All share and per share amounts have been restated to reflect the forfeited shares. On December 14, 2020, as a result of the underwriters not exercising the over-allotment option, our Sponsor forfeited 2,812,500 Founder Shares, resulting in our Sponsor holding 18,750,000 Founder Shares. On October 23, 2020, the Company granted 10,000 Independent Director Shares to Gerald Gorman, and on January 27, 2021, the Company granted 10,000 Independent Director Shares to Adrian Steckel. On October 29, 2021, Mr. David K. Moskowitz was appointed as a new director to the board of directors of the Company and was granted 10,000 Independent Director Shares.
Subscription Agreement
On November 1, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with the Founder (the “Subscriber”). Pursuant to the Subscription Agreement, the Subscriber agreed, subject to the closing of the Company’s initial business combination, to purchase, and the Company agreed to issue and sell to the Subscriber, 17,391,300 shares of the Company’s Series A Convertible Preferred

Stock, par value $0.0001 per share (the “Preferred Stock”), at an aggregate purchase price of approximately $200 million, or $11.50 per share (the “Equity Forward Transaction” or “Equity Forward”). The closing of the Equity Forward Transaction is contingent upon, and is expected to occur substantially concurrently with, the consummation of the Company’s initial business combination.
In connection with the closing of the Equity Forward Transaction, the Company will file a Certificate of Designation for the Preferred Stock in substantially the form attached as an exhibit to the Subscription Agreement (the “Certificate of Designation”) with the Secretary of State of the State of Nevada setting forth the terms, rights, obligations and preferences of the Preferred Stock. Pursuant to the Certificate of Designation, on the tenth trading day following the date on which the volume-weighted average price for the Company’s common stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, each share of Preferred Stock will mandatorily be converted into shares of the Corporation’s Class A common stock on a one-for-one basis, subject to certain customary adjustments for stock dividends, stock splits and similar corporate actions.
If the Preferred Stock has not earlier been converted, the Company will redeem each Preferred Share after the date that is the fifth anniversary of the closing of the Company’s initial business combination, on not less than 10 nor more than 20 days prior notice, in cash at a price equal to $11.50 per share, subject to certain customary adjustments.
The Preferred Stock will entitle Subscriber to receive dividends equal to and in the same form as dividends actually paid on shares of the Company’s common stock, in each case, on an as-converted basis. The Preferred Stock will not have voting rights.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (i) 180 days after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.
Upon filing the Certificate of Designation, the Series A Convertible Preferred Stock will provide for a mandatory redemption at $11.50 that is five years from the date of issuance, unless converted to Class A common stock at an earlier date. This redemption feature requires the financial instrument to be liability classified and reported at fair value for each reporting period, which is reported as Equity Forward in the Balance Sheet as of December 31, 2023.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,333,333 Private Placement Warrants to our Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $17.0 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to our Sponsor was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement
Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.
Our Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans IPO Expense Loan
On August 28, 2020, the Founder agreed to loan the Company an aggregate of up to $1,000,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). Prior to

November 3, 2020, the Company borrowed $373,000 under the Note. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the completion of the Initial Public Offering. The loan was repaid upon the closing of the Initial Public Offering out of the offering proceeds. No future borrowings are permitted.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes that certain promissory note dated March 1, 2023, in the principal amount of $250,000. The Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of December 31, 2023, the Company had borrowed $400,000 under the Restated Note. Under the terms of the promissory note, this working capital loan is not convertible into warrants.
First Extension Note
On October 31, 2022, our Sponsor agreed to loan the Company an aggregate of up to $1,168,774 for making payments into the Trust Account to extend the period for which the Company has to complete and Initial Business Combination. This loan is non-interest bearing, unsecured and due at the earlier of the date of the Initial Business Combination or the liquidation of the Company. Sponsor may elect to convert up to $1,500,000 of the unpaid principal balance of this Note into that number of warrants, each whole warrant exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company (the “First Extension Conversion Warrants”), equal to the principal amount of the note payable so converted divided by $1.50. The First Extension Conversion Warrants shall be identical to the Private Placement warrants issued by the Company in a private placement that took place immediately prior to the closing of the Initial Public Offering. Amounts outstanding under this note as of December 31, 2023 and 2022 were $1,168,774 and $333,935, respectively. The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial.
Second Extension Note
On June 2, 2023, our Sponsor agreed to loan the Company an aggregate of up to $539,652 for making payments into the Trust Account to extend the period for which the Company has to complete and Initial Business Combination. This loan is noninterest bearing, unsecured and due at the earlier of the date of the Initial Business Combination or the liquidation of the Company. Sponsor may elect to convert up to $300,000 of the unpaid principal balance of this Note into that number of warrants, each whole warrant exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company (the “Second Extension Conversion Warrants”), equal to the principal amount of the note payable so converted divided by $1.50.
The Second Extension Conversion Warrants shall be identical to the Private Placement warrants issued by the Company in a private placement that took place immediately prior to the closing of the Initial Public Offering. As of December 31, 2023, the balance under the Second Extension Note was $539,652. The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants, Independent Director Shares and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and stockholder rights agreement signed at the effective date of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration and stockholder rights agreement neither provides for any maximum cash penalties nor any penalties connected with delays in registering the Company’s common stock.
Underwriting Agreement
The underwriters received an underwriting discount of $0.20 per unit, or $15,000,000 in the aggregate, upon the closing of the Initial Public Offering. $0.35 per unit, or $26,250,000 in the aggregate was payable to the underwriters for deferred underwriting commissions (which deferred underwriting commission was waived by the underwriters subsequent to the Balance Sheet date, see Note 9). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Excise Tax
During the period ended December 31, 2023, holders of 6,294,164 shares of Class A common stock exercised their right to redeem their shares for an aggregate redemption amount of $63,919,253. As a result, the Company has accrued for and recorded a 1% excise tax liability in the amount of $639,193 on the Balance Sheet as of December 31, 2023. The liability does not impact the statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.
Deferred Legal Fees
The Company obtained legal advisory services in connection with the Initial Public Offering and agreed to pay approximately $275,000 of such fees upon the consummation of the initial Business Combination, which was recorded as deferred legal fees in the Balance Sheets as of December 31, 2023 and 2022.
Note 6 — Stockholders’ Equity Deficit
Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2023, there were 2,120,296 shares of Class A common stock issued and outstanding (of which 30,000 shares were Independent Director Shares and not subject to redemption). As of December 31, 2022, there were 8,378,414 shares of Class A common stock issued and outstanding (of which 30,000 shares were Independent Director Shares and not subject to redemption).

On October 23, 2020, the Company granted 10,000 Independent Director Shares to Gerald Gorman, and on January 27, 2021, the Company granted 10,000 Independent Director Shares to Adrian Steckel. On October 29, 2021, Mr. David K. Moskowitz was appointed as a new director to the board of directors of the Company and was granted 10,000 Independent Director Shares. The Independent Director Shares will vest on the date of the consummation of a Business Combination, subject to continued service on the Company’s board of directors until that date. The Company’s independent directors have entered or, in the case of independent directors subsequently appointed, will enter into a letter agreement with the Company pursuant to which they will be subject to the same transfer restrictions and waivers as the Company’s initial stockholders, Sponsor, officers and directors with respect to their Founder Shares, as discussed in Note 1 and Note 4. The sale of the Independent Director Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Independent Director Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination).
Compensation expense related to the Independent Director Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Independent Director Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Independent Director Shares.
Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, 18,750,000 shares of Class B common stock were outstanding. Our Sponsor owns approximately 89.9% of the Company’s issued and outstanding common stock.
Holders of record of Class A common stock and holders of record of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, with each share of stock entitling the holder to one vote, except as required by law or stock exchange rule, and except that prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of two-thirds of the voting power of the Founder Shares may remove a member of the board of directors for any reason.
The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of the shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (excluding Independent Director Shares and after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to our Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Preferred Stock — The Company is authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants
As of December 31, 2023 and 2022, the Company had 18,750,000 Public Warrants and 11,333,333 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
If the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by our Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sales price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, the Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at $0.10 per warrant provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive a certain number of shares of Class A common stock, based on the fair market value of the Class A common stock;

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending three trading days before the notice of redemption is sent to the warrant holders; and

•
if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders is less than $18.00 per share, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.
The following tables present information about the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2023 and 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. Significant deviations from these estimates and inputs could result in a material change in fair value.
Description	Level	December 31, 2023
Liabilities:
Private Placement Warrants	2	$3,468,000
Public Warrants	1	$5,737,500
Equity Forward	3	$325,000

Description	Level	December 31, 2022
Liabilities:
Private Placement Warrants	2	$1,700,000
Public Warrants	1	$2,812,500
Warrant Liabilities
As of December 31, 2023 and 2022, the Company’s derivative warrant liability was valued at $9,205,500 and $4,512,500, respectively. The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Balance Sheets. The derivative warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative warrant liabilities in the Statements of Operations.
Equity Forward
As of December 31, 2023, the Company’s equity forward was valued at $325,000. The Equity Forward is accounted for as a liability classified financial instrument in accordance with ASC 480 and is presented with equity forward in the Balance Sheet as of December 31, 2023.
Measurement — Warrants
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2023 and 2022 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CONXW. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.
The following table presents the changes in the fair value of derivative warrant liabilities during the years ended December 31, 2023 and 2022:
	Aggregate Private Warrants	Public Warrants	Warrant Liability
Fair value as of December 31, 2022	$1,700,000	$2,812,500	$4,512,500
Change in fair value	1,768,000	2,925,000	4,693,000
Fair value as of December 31, 2023	$3,468,000	$5,737,500	$9,205,500
Measurement — Equity Forward
The Equity Forward is measured at fair value on a recurring basis. The subsequent measurement of the Equity Forward as of December 31, 2023 is classified as Level 3 due to unobservable inputs that are supported by little or no market activity that are significant to the fair value of the liability.
Equity Forward
Fair value as of December 31, 2022	$—
Fair value at inception, November 1, 2023	325,000
Change in fair value	—
Fair value as of December 31, 2023	$32,000
The Equity Forward was valued as follows:
Valuation Technique	Unobservable Input	Amount
Monte Carlo simulation	Volatility	27%
	Credit adjusted discount rate	35%
	Transaction probability	4%

Extension Notes — Related party
The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial.
Note 9 — Subsequent Events
The Company evaluated events that have occurred after the Balance Sheet date through March 28, 2024, the date on which the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as described below.
On March 10, 2024, the Company entered into a definitive purchase and sale agreement with EchoStar Real Estate Holding L.L.C., a subsidiary of EchoStar Corporation, which provides for our purchase from the Seller of the commercial real estate property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (such transaction, the “Transaction”). The Transaction has been structured to qualify as an asset acquisition that will meet the requirements of a “Business Combination”, as that term is defined in our Amended and Restated Articles of Incorporation (as amended from time to time, the “Articles”). Accordingly, in connection with the consummation of the Transaction, the Company will provide all holders of shares of its Class A common stock, par value of $0.0001 per, purchased in the Company’s initial public offering, the opportunity to have such shares redeemed pursuant to, and subject to the limitations of, the provisions of the Articles.
On March 22, 2024, CONX received a letter from Deutsche Bank Securities Inc. (“DBSI”) whereby DBSI waived its entitlement to any portion of the deferred underwriting fee due to it pursuant to that certain underwriting agreement, dated October 29, 2020, entered into in connection with the Initial Public Offering by and between CONX and DBSI. Furthermore, DBSI disclaimed any responsibility for any portion of any registration statement or proxy statement, as applicable, that may be filed by the Company or any of its affiliates in connection with the Transaction.
On March 25, 2024, the Company issued an amended and restated promissory note (the “Second Restated Note”) to the Sponsor. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. As of March 28, 2024, the Company had borrowed $900,000 under the Second Restated Note.
On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, the Sponsor, and the other initial stockholders with respect to 9,375,000 Founder Shares held by the Sponsor, which will allow the Sponsor to transfer any or all of such shares without regard to such restrictions after the completion of our initial business combination, subject to restrictions under applicable securities laws.
On March 25, 2024, the Company and the Subscriber entered into an amendment to the Subscription Agreement amending the terms of the Preferred Stock issuable thereunder contingent upon, and substantially concurrently with, the consummation of the Transaction, to provide that (i) the issuance of shares of the Company’s common stock on conversion of the Preferred Stock will be subject to prior approval of the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635, and (ii) at any time and from time to time following the issuance of the Preferred Stock, the Company may redeem the Preferred Stock in whole or in part, at the option of the Company, at a price equal to $11.50 per share.

CONX CORP.
CONDENSED BALANCE SHEETS
	March 31, 2024 (unaudited)	December 31, 2023
Assets:
Current assets:
Cash	$103,135	$8,162
Prepaid expenses	217,417	9,166
Total current assets	320,552	17,328
Cash held in trust account	22,216,916	21,966,104
Total assets	$22,537,468	$21,983,432
Liabilities, Class A Common Stock Subject to Redemption, and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$26,597	$76,826
Working capital loan – related party	900,000	400,000
Extension notes – related party	1,708,426	1,708,426
Accrued expenses	2,022,486	1,097,000
Accrued excise tax payable	639,193	639,193
Income taxes payable	59,675	70,011
Total current liabilities	5,356,377	3,991,456
Deferred legal fees	275,000	275,000
Deferred underwriting fee payable	26,250,000	26,250,000
Equity forward liability	332,000	325,000
Derivative warrant liabilities	6,013,658	9,205,500
Total liabilities	38,227,035	40,046,956
Commitments and Contingencies
Class A common stock subject to possible redemption, 2,090,269 shares at redemption value of $10.63 per share at March 31, 2024 and 2,090,269 shares at redemption value of $10.51 per share at December 31, 2023	22,216,916	21,966,104
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued or outstanding at March 31, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized; 30,000 shares issued and outstanding at March 31, 2024 and December 31, 2023	3	3
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 18,750,000 shares issued and outstanding at March 31, 2024 and December 31, 2023	1,875	1,875
Accumulated deficit	(37,908,361)	(40,031,506)
Total Stockholders’ Deficit	(37,906,483)	(40,029,628)
Total Liabilities, Class A Common Stock Subject to Redemption, and Stockholders’ Deficit	$22,537,468	$21,983,432
The accompanying notes are an integral part of the unaudited condensed financial statements.

CONX CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended March 31, 2024	For the Three Months Ended March 31, 2023
General and administrative expenses	$1,072,033	$277,914
Loss from operations	(1,072,033)	(277,914)
Other income (expense)
Change in fair value of extension note		417,419
Change in fair value of equity forward	(7,000)	—
Change in fair value of derivative warrant liabilities	3,191,842	(923,558)
Interest income on investments held in Trust Account	250,812	—
Total other income (expense)	3,435,654	(506,139)
Income (loss) before income tax provision	2,363,621	(784,053)
Income tax provision	10,336	—
Net income (loss)	$2,373,957	$(784,053)
Weighted average common shares outstanding, basic and diluted
Class A – Common stock	2,090,269	8,348,384
Class B – Common stock	18,750,000	18,750,000
Basic and diluted net income (loss) per common share
Class A – Common stock	$0.11	$(0.03)
Class B – Common stock	$0.11	$(0.03)
The accompanying notes are an integral part of the unaudited condensed financial statements.

CONX CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	FOR THE THREE MONTHS ENDED MARCH 31, 2024
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2024	30,000	$3	18,750,000	$1,875	$—	$(40,031,506)	$(40,029,628)
Accretion Adjustment	—	—	—	—	—	(250,812)	(250,812)
Net income	—	—	—	—	—	2,373,957	2,373,957
Balance – March 31, 2024 (unaudited)	30,000	$3	18,750,000	$1,875	$—	$(37,908,361)	$(37,906,483)
	FOR THE THREE MONTHS ENDED MARCH 31, 2023
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	30,000	$3	18,750,000	$1,875	$—	$(31,755,841)	$(31,753,963)
Accretion Adjustment	—	—	—	—	—	(500,903)	(500,903)
Net loss	—	—	—	—	—	(784,053)	(784,053)
Balance – March 31, 2023 (unaudited)	30,000	$3	18,750,000	$1,875	$—	$(33,040,797)	$(33,038,919)
The accompanying notes are an integral part of the unaudited condensed financial statements.

CONX CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash flows from Operating Activities:
Net income (loss)	$2,373,957	$(784,053)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash or investments held in Trust Account	(250,812)	—
Change in fair value of note convertible	—	(417,419)
Change in fair value of derivative warrant liabilities	(3,191,842)	923,558
Change in fair value of equity forward liability	7,000
Changes in operating assets and liabilities:
Prepaid expenses	(208,249)	(58,250)
Accounts payable	(50,231)	(19,114)
Accrued expenses	925,486	90,700
Income taxes payable	(10,336)	—
Net cash used in operating activities	(405,027)	(264,578)
Investing Activities
Cash deposits into Trust Account	—	(500,903)
Net cash used in investing activities	—	(500,903)
Financing Activities
Cash from Working capital loan	500,000	—
Proceeds from Extension note	—	500,903
Net cash provided by financing activities	500,000	500,903
Net change in cash	94,973	(264,578)
Cash – beginning of the period	$8,162	$1,397,296
Cash – end of the period	$103,135	$1,132,718
The accompanying notes are an integral part of the unaudited condensed financial statements.

CONX CORP.
UNAUDITED NOTES TO CONDENSED FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Basis of Presentation
CONX Corp. (the “Company” or “we,” “our” or “us”) was incorporated in Nevada on August 26, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. The Company completed an asset acquisition, which met the criteria of a Business Combination as defined in the Company’s Amended and Restated Articles of Incorporation (hereafter, the “Business Combination”) on May 1, 2024, as discussed in Note 9. The following description relates to the Company prior to the consummation of the Business Combination.
As of March 31, 2024, the Company had not commenced operations. All activity for the period from August 26, 2020 (inception) through March 31, 2024 related to the Company’s initial public offering and subsequent search for a potential Business Combination target. The Company did not generate any operating revenues until after the completion of its initial Business Combination.
The Company’s Sponsor is nXgen Opportunities, LLC, a Colorado limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on October 29, 2020. On November 3, 2020, the Company consummated the Initial Public Offering of 75,000,000 Units (the “Units” and the shares of Class A common stock included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $750.0 million (the “Initial Public Offering”), and incurring offering costs of approximately $42.3 million, inclusive of approximately $26.3 million in deferred underwriting commissions (see Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 11,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to our Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $17.0 million (see Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, a total of $750.0 million ($10.00 per Unit), consisting of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below. Effective October 12, 2022, the Company converted all of its investments in the Trust Account into cash. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest — bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest — bearing deposit account, the amount of interest income (which we were permitted to use to pay taxes and up to $100,000 of dissolution expenses) again increased. As of March 31, 2024, interest on such deposit account was approximately 4.5% per annum.
Extensions of Completion Period
The Company filed a Form 8-K on November 1, 2022 notifying stockholders of the approval at the meeting of stockholders held on October 31, 2022 (the “First Special Meeting”) to extend the date by which the Company was required to consummate a business combination from November 3, 2022 to June 3, 2023 (the “First Extension”). Stockholders holding 66,651,616 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $669.9 million (approximately $10.05 per share) was removed from the Trust Account to pay such redeeming holders (the “First Extension Redemptions”).

In connection with the First Extension, our Sponsor agreed to advance to the Company (i) $0.02 for each public share that was not redeemed in connection with the First Special Meeting plus (ii) $0.02 for each public share that is not redeemed for each subsequent calendar month commencing on December 3, 2022, and on the third day of each subsequent month, or portion thereof, that the Company required to complete a business combination from November 3, 2022 until June 3, 2023 (such advances, the “First Extension Loans”). In connection with the First Extension, 66,651,616 shares of Class A common stock were redeemed in the First Extension Redemptions and 8,348,384 shares of Class A Common Stock were not redeemed. As a result, the aggregate monthly First Extension Loans payable by our Sponsor to us were $166,968. Our Sponsor had advanced a total of $1,168,774 to the Trust Account as of March 31, 2024. The First Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of (i) the consummation of an initial business combination or (ii) the Company’s liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those First Extension Loans. At the option of our Sponsor, up to $1,500,000 of the First Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant.
On October 31, 2022, the Company issued a promissory note in the principal amount of up to $1,168,774 to our Sponsor (the “First Extension Note”), evidencing the Company’s indebtedness with respect to the First Extension Loans. As of March 31, 2024, the balance of the First Extension Note was $1,168,774.
The Company filed a Form 8-K on June 2, 2023 notifying stockholders of the approval at the meeting of stockholders held on June 1, 2023 (the “Second Special Meeting”) to extend the date by which the Company was required to consummate a business combination from June 3, 2023 to November 3, 2023 (the “Second Extension”). Stockholders holding 5,650,122 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $57.6 million (approximately $10.19 per share) was removed from the Trust Account to pay such redeeming holders (the “Second Extension Redemptions”).
In connection with the Second Extension, our Sponsor agreed to advance to us (i) $0.04 for each public share that was not redeemed in connection with the Second Special Meeting plus (ii) $0.04 for each public share that is not redeemed for each subsequent calendar month commencing on July 3, 2023, and on the third day of each subsequent month, or portion thereof, that the Company requires to complete a business combination from June 3, 2023 until November 3, 2023 (such advances, the “ Second Extension Loans”).In connection with the Second Extension, 5,650,122 shares of Class A common stock were redeemed in the Second Extension Redemptions and 2,698,262 shares of Class A Common Stock were not redeemed. As a result, the aggregate monthly Second Extension Loans payable by our Sponsor to us were $107,930. Our Sponsor had advanced a total of $539,652 to the Trust Account as of March 31, 2024. The Second Extension Loans do not bear interest to our Sponsor or its designee and are repayable by us to our Sponsor or its designee upon the earlier of (i) the consummation of an initial business combination or (ii) our liquidation. Our Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those Second Extension Loans. At the option of our Sponsor, up to $300,000 of the Second Extension Loans may be converted into warrants identical to the Private Placement Warrants, at $1.50 per warrant.
On June 2, 2023, the Company issued a promissory note in the principal amount of up to $539,652 to our Sponsor (the “Second Extension Note”), evidencing our indebtedness with respect to the Second Extension Loans. As of March 31, 2024, the balance of the Second Extension Note was $539,652.
The Company filed a Form 8-K on November 8, 2023 notifying stockholders of the approval at the meeting of stockholders held on November 3, 2023 (the “Third Special Meeting”) to extend the date by which the Company must consummate a business combination from November 3, 2023 to May 3, 2024 (the “Third Extension”). In connection with the Third Extension, stockholders holding 607,993 shares of Class A common stock (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $6.3 million (approximately $10.42 per share) was removed from the Trust Account to pay such redeeming holders. The Third Extension will provide the Company with additional time to complete a business combination.

Working Capital Loans
On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $550,000 to the Sponsor. The Restated Note amended, restated, replaced and superseded that certain promissory note dated March 1, 2023, in the principal amount of $250,000. On March 25, 2024, the Company issued an amended and restated promissory note (the “Second Restated Note”) to the Sponsor. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. The Second Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Second Restated Note was to be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of March 31, 2024, the Company had borrowed $900,000 under the Second Restated Note.
Completion of Business Combination
On March 10, 2024, the Company entered into a definitive purchase and sale agreement with EchoStar Real Estate Holding L.L.C. (the “Seller”), a subsidiary of EchoStar Corporation (“EchoStar”), which provides for our purchase from the Seller of the commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (such transaction, the “Transaction”). The Transaction closed on May 1, 2024, and has been structured to qualify as an asset acquisition that will meet the requirements of a “Business Combination”, as that term is defined in our Amended and Restated Articles of Incorporation (as amended from time to time, the “Articles”).
On March 22, 2024, the Company received a letter from Deutsche Bank Securities Inc. (“DBSI”) whereby DBSI agreed to waive, in connection with the Business Combination, its entitlement to any portion of the deferred underwriting fee due to it pursuant to that certain underwriting agreement, dated October 29, 2020, entered into in connection with the Initial Public Offering by and between the Company and DBSI. Furthermore, DBSI disclaimed any responsibility for any portion of any registration statement or proxy statement, as applicable, that may be filed by the Company or any of its affiliates in connection with the Transaction.
In connection with the consummation of the Transaction, the Company provided all holders of shares of its Class A common stock, par value of $0.0001 per share, purchased in the Company’s Initial Public Offering, the opportunity to have such shares redeemed pursuant to, and subject to the limitations of, the provisions of the Articles. See Note 9. The per-share amount distributed to Public Stockholders who redeemed their Public Shares was not reduced by any deferred underwriting commissions (as discussed in Note 5). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, “Distinguishing Liabilities From Equity”, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. Because a stockholder vote was not required by law and the Company did not hold a stockholder vote for business or other legal reasons, the Company, pursuant to its Articles, conducted the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and filed tender offer documents with the SEC prior to completing a Business Combination. See Note 9. The Company’s initial stockholders and independent directors agreed to waive their redemption rights with respect to their Founder Shares, the Independent Director Shares and Public Shares in connection with the completion of a Business Combination.
On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, the Sponsor, and the other initial stockholders with respect to 9,375,000 Founder Shares held by the Sponsor, which will allow the Sponsor to transfer any or all of such shares without regard to such restrictions after the completion of our initial business combination, subject to restrictions under applicable securities laws.

Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q. Certain information or footnote disclosures normally included in the unaudited condensed financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s annual report on Form 10-K, as filed with the SEC on March 28, 2024, and as amended on Form 10-K/A, filed with the SEC on April 15, 2024. The interim results for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the period ended December 31, 2024 or for any future periods.
Going Concern
Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account and Working Capital Loans provided by our Sponsor.
Management has taken several actions to further the Company’s ability to continue as a going concern. As further described in Note 9, on May 1, 2024, the Company completed its Business Combination. In addition, on May 1, 2024, the Company completed its previously announced Equity Forward Transaction, resulting in cash proceeds to the Company aggregating approximately $200 million.
Management believes that these actions will enable the Company to continue as a going concern through May 15, 2025, which is twelve months subsequent to the date on which these financial statements were issued.
Consideration of Inflation Reduction Act Excise Tax
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. In addition, a number of exceptions apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates in a liquidation to which Section 331 of the Internal Revenue Code (“Code”) applies (so long as Section 332(a) of the Code also does not apply), distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation is made are not subject to the excise tax. Consequently, we would not expect the 1% excise tax to apply if there is a complete liquidation of the Company under Section 331 of the Code.
Any excise tax that may be imposed on any redemption or other repurchase effected by us, in connection with a business combination, extension vote or otherwise, would be payable by us and not by the redeeming holder, it could cause a reduction in the value of our Class A Common Stock or cash available for distribution in a subsequent liquidation. Whether and to what extent we would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. The Company does not intend to use the proceeds placed in the Trust Account to pay excise taxes or other fees or taxes similar in nature (if any) that may be imposed on the Company pursuant to any current, pending or future rules or laws, including any excise tax due imposed under the IR Act on any redemptions in connection with a business combination by the Company.
Note 2 — Summary of Significant Accounting Policies
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets, except for the public and private placement warrants.
See Note 8 for additional information on assets and liabilities measured at fair value on a recurring basis.
Derivative Financial Instruments
The Company evaluated the Public and Private Warrants and the Equity Forward as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”).
The Company’s Public and Private Warrants derivative instruments are recorded at fair value as of the Initial Public Offering (November 3, 2020) and re-valued at each reporting date, with changes in the fair value reported in the Unaudited Condensed Statements of Operations. Derivative assets and liabilities are classified on the Balance Sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the Balance Sheet date. The Company has determined the Warrants are a derivative instrument. As the Warrants meet the definition of a derivative the Warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurements and Disclosures,” with changes in fair value recognized in the Unaudited Condensed Statements of Operations in the period of change.
The Equity Forward is a liability classified instrument in accordance with ASC 480 because the underlying instrument contains a contingent redemption feature. The Equity Forward was recorded at fair value on the date of issuance and re-valued at each reporting period, with changes in the fair value reported in the Unaudited Condensed Statements of Operations. The Equity Forward is classified on the Balance Sheets as current or non-current based on whether or not the contingent redemption feature could be required within 12 months of the Balance Sheet date.
Investments and Cash Held in Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a

Trust Account, which had been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company. Investments held in the Trust Account were classified as trading securities and presented on the Balance Sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account were included in interest income on investments held in Trust Account in the accompanying Unaudited Condensed Statements of Operations.
Effective October 12, 2022, the Company converted all of its investments in the Trust Account into cash, which remained in the Trust Account. On September 29, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to hold all funds in the Trust Account in an interest-bearing deposit account with a financial institution in the United States. Accordingly, following the transfer to an interest-bearing deposit account, the amount of interest income (which we are permitted to use to pay our taxes and up to $100,000 of dissolution expenses) again increased. As of March 31, 2024, interest on such deposit account was approximately 4.5% per annum.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The determination of the fair value of the warrant liabilities is a significant accounting estimate included in these unaudited condensed financial statements. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2024 and December 31, 2023.
Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses or income in the Unaudited Condensed Statements of Operations. Offering costs associated with the Class A common stock were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Common Stock Subject to Possible Redemption
In connection with the consummation of the Transaction, the Company provided all holders of shares of its Class A common stock, par value of $0.0001 per share, purchased in the Company’s Initial Public Offering, the opportunity to have such shares redeemed pursuant to, and subject to the limitations of, the provisions of the Articles. The per-share amount distributed to Public Stockholders who redeemed their Public Shares was not reduced by any deferred underwriting commissions (as discussed in Note 5). In accordance with ASC 480-10-S99, “Distinguishing Liabilities From Equity”, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. Because a stockholder vote was not required by law and the Company did not hold a stockholder vote for business or other legal reasons, the Company, pursuant to its Articles, conducted the redemptions pursuant to the tender offer rules of the SEC and filed tender offer documents with the SEC prior to completing a Business Combination. See Note 9. The Company’s initial stockholders and independent directors agreed to waive their redemption rights with respect to their Founder Shares, the Independent Director Shares and Public Shares in connection with the completion of a Business Combination.
Effective October 31, 2022, the redemption amount was increased (i) $0.02 for each public share that was not redeemed as of October 31, 2022, plus (ii) $0.02 for each public share that is not redeemed for each subsequent calendar month commencing on December 3, 2022, and on the third day of each subsequent month, or portion thereof, that we required to complete a business combination from November 3, 2022 until June 3, 2023. Each additional contribution was deposited in the Trust Account on or before the third day of such calendar month. Our Sponsor agreed to advance such amounts through the First Extension Note (see Note 4).
Effective June 2, 2023, the redemption amount was increased (i) $0.04 for each public share that was not redeemed as of June 2, 2023, plus (ii) $0.04 for each public share that is not redeemed for each subsequent calendar month commencing on July 3, 2023, and on the third day of each subsequent month, or portion thereof, that is required to complete a Business Combination from June 3, 2023 until November 3, 2023. Each additional contribution was deposited in the Trust Account on or before the third day of such calendar month. Our Sponsor agreed to advance such amounts through the Second Extension Note (see Note 4).
The Articles provided that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).
Net income (loss) Per Share of Common Stock
Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for the period. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the Class A common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value. When calculating its diluted net income (loss) per share, the Company has not considered the effect of the Warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the Warrants is contingent upon the occurrence of future events. When calculating its diluted net income (loss) per share, the Company also has not considered the effect of the Preferred Shares to be issued in connection with the Equity Forward Transaction since the issuance of the Preferred Shares is contingent upon the occurrence of future events. The calculation excludes 18,750,000 Public Warrants, 11,333,333 Private Placement Warrants, and any Private Placement Warrants that would be issued as a result of the conversion of advances from the First Extension Note and Second Extension Note (see Note 4) into warrants.

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss)	$238,107	$2,135,850	$(241,548)	$(542,505)
Denominator:
Basic and diluted weighted average shares outstanding	2,090,269	18,750,000	8,348,384	18,750,000
Basic and diluted net income (loss) per share	$0.11	$0.11	$(0.03)	$(0.03)
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed de minimis as of March 31, 2024 and December 31, 2023.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2024 and December 31, 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.
Note 3 — Initial Public Offering
On November 3, 2020, the Company consummated the Initial Public Offering of 75,000,000 Units at $10.00 per Unit, generating gross proceeds of $750.0 million, and incurring offering costs of approximately $42.3 million, inclusive of approximately $26.3 million in deferred underwriting commissions.
Each Unit consists of one share of Class A common stock, par value $0.0001 per share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On August 28, 2020, Charles W. Ergen (the “Founder”) purchased an aggregate of 28,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.001 per share and transferred 2,875,000 Founder Shares to Jason Kiser, the Company’s Chief Executive Officer, for

approximately the same per-share price initially paid by the Founder. On October 21, 2020, the Founder and Mr. Kiser contributed their Founder Shares to our Sponsor, in return for proportionate equity interests, resulting in our Sponsor holding 28,750,000 Founder Shares. On October 23, 2020, our Sponsor forfeited 7,187,500 Founder Shares, resulting in our Sponsor holding 21,562,500 Founder Shares. All share and per share amounts have been restated to reflect the forfeited shares. On December 14, 2020, as a result of the underwriters not exercising the over-allotment option, our Sponsor forfeited 2,812,500 Founder Shares, resulting in our Sponsor holding 18,750,000 Founder Shares.
On October 23, 2020, the Company granted 10,000 Independent Director Shares to Gerald Gorman, on January 27, 2021, the Company granted 10,000 Independent Director Shares to Adrian Steckel, and on October 29, 2021, the Company granted 10,000 Independent Director Shares to David K. Moskowitz.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares or Independent Director Shares until the earlier to occur of (i) 180 days after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. On March 25, 2024, the Company waived the lock-up restrictions set forth in Section 7(a) of that certain letter agreement among the Company, the Sponsor, and the other initial stockholders with respect to 9,375,000 Founder Shares held by the Sponsor, which will allow the Sponsor to transfer any or all of such shares without regard to such restrictions after the completion of our initial business combination, subject to restrictions under applicable securities laws.
Equity Forward Transaction
On November 1, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with the Founder or an affiliate (the “Subscriber”, and such subscription agreement, as amended by that certain amendment no. 1 to subscription agreement, dated March 25, 2024, the “Subscription Agreement”). On the Closing Date (as defined in Note 9), the Company completed its previously announced transaction (the “Equity Forward Transaction” or “Equity Forward”) pursuant to the terms of the Subscription Agreement. The closing of the Equity Forward Transaction was contingent upon the consummation of the Transaction. Prior to the Closing Date, Mr. Ergen assigned the Subscription Agreement in accordance with its terms to a trust established for the benefit of his family (the “Trust”). On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at an aggregate purchase price of approximately $200 million, or $11.50 per share. The Company used a portion of the proceeds from the Equity Forward Transaction to fund the purchase price for the Property in the Business Combination.
On the Closing Date, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Nevada setting forth the terms, rights, obligations and preferences of the Preferred Stock. Pursuant to the Certificate of Designation, on the tenth trading day following the date on which the volume-weighted average price for the Company’s common stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, each share of Preferred Stock will mandatorily be converted into one share of Class A Common Stock, subject to certain limitations and customary adjustments for stock dividends, stock splits and similar corporate actions.
If the Preferred Stock has not earlier been converted, the Company will redeem each Preferred Share after the date that is the fifth anniversary of the closing of the Company’s initial business combination, on not less than 10 nor more than 20 days prior notice, in cash at a price equal to $11.50 per share, subject to certain customary adjustments. This redemption feature requires the financial instrument to be liability classified, and reported at fair value for each reporting period, which is reported as Equity Forward in the Balance Sheets as of March 31, 2024.
The Preferred Stock will entitle Subscriber to receive dividends equal to and in the same form as dividends actually paid on shares of the Company’s common stock, in each case, on an as-converted basis. The Preferred Stock will not have voting rights.

On March 25, 2024, the Company and the Subscriber entered into an amendment to the Subscription Agreement amending the terms of the Preferred Stock issuable thereunder contingent upon, and substantially concurrently with, the consummation of the Transaction, to provide that (i) the issuance of shares of the Company’s common stock on conversion of the Preferred Stock will be subject to prior approval of the Company’s shareholders to the extent (and only to the extent) that such conversion would require stockholder approval under Nasdaq Rule 5635, and (ii) at any time and from time to time following the issuance of the Preferred Stock, the Company may redeem the Preferred Stock in whole or in part, at the option of the Company, at a price equal to $11.50 per share.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,333,333 Private Placement Warrants to our Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $17.0 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to our Sponsor was added to the proceeds from the Initial Public Offering to be held in the Trust Account. Had the Company not completed a business combination within the Combination Period, the Private Placement Warrants would have expired worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.
Our Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Business Combination.
Related Party Loans
IPO Expense Loan
On August 28, 2020, the Founder agreed to loan the Company an aggregate of up to $1,000,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). Prior to November 3, 2020, the Company borrowed $373,000 under the Note. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the completion of the Initial Public Offering. The loan was repaid upon the closing of the Initial Public Offering out of the offering proceeds. No future borrowings are permitted.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
On March 1, 2023, our Sponsor agreed to loan the Company an aggregate of up to $250,000 for working capital purposes. The Company issued a promissory note to our Sponsor to evidence the loan. On November 2, 2023, the Company issued the Restated Note in the principal amount of up to $550,000 to the Sponsor. The Restated Note amended, restated, replaced and superseded that certain promissory note dated March 1,

2023, in the principal amount of $250,000. On March 25, 2024, the Company issued the Second Restated Note to the Sponsor. The Second Restated Note amends, restates, replaces and supersedes the Restated Note to increase the principal amount available for borrowings thereunder from up to $550,000 to up to $900,000. As of March 31, 2024, the Company had borrowed $900,000 under the Second Restated Note. The Second Restated Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Second Restated Note was to be repaid only to the extent that the Company has funds available to it outside of its Trust Account established in connection with its Initial Public Offering. As of the Closing Date, the Company satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount to the Sponsor. See Note 9.
First Extension Note
On October 31, 2022, our Sponsor agreed to loan the Company an aggregate of up to $1,168,774 for making payments into the Trust Account to extend the period for which the Company has to complete and Initial Business Combination. This loan is non-interest bearing, unsecured and due at the earlier of the date of the Initial Business Combination or the liquidation of the Company. Sponsor may elect to convert up to $1,500,000 of the unpaid principal balance of this Note into that number of warrants, each whole warrant exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company (the “First Extension Conversion Warrants”), equal to the principal amount of the note payable so converted divided by $1.50. The First Extension Conversion Warrants shall be identical to the Private Placement warrants issued by the Company in a private placement that took place immediately prior to the closing of the Initial Public Offering. Amounts outstanding under this note as of March 31, 2024 was $1,168,774. The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial. As of the Closing Date, the Company satisfied and discharged its obligations under the First Extension Note by repaying in full the principal amount to the Sponsor. See Note 9.
Second Extension Note
On June 2, 2023, our Sponsor agreed to loan the Company an aggregate of up to $539,652 for making payments into the Trust Account to extend the period for which the Company has to complete and Initial Business Combination. This loan is noninterest bearing, unsecured and due at the earlier of the date of the Initial Business Combination or the liquidation of the Company. Sponsor may elect to convert up to $300,000 of the unpaid principal balance of this Note into that number of warrants, each whole warrant exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company (the “Second Extension Conversion Warrants”), equal to the principal amount of the note payable so converted divided by $1.50. The Second Extension Conversion Warrants shall be identical to the Private Placement warrants issued by the Company in a private placement that took place immediately prior to the closing of the Initial Public Offering. As of March 31, 2024, the balance under the Second Extension Note was $539,652. The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial. As of the Closing Date, the Company satisfied and discharged its obligations under the Second Extension Note by repaying in full the principal amount to the Sponsor. See Note 9.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants, Independent Director Shares and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and stockholder rights agreement signed at the effective date of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration and stockholder rights agreement neither provides for any maximum cash penalties nor any penalties connected with delays in registering the Company’s common stock.
Underwriting Agreement
The underwriters received an underwriting discount of $0.20 per unit, or $15,000,000 in the aggregate, upon the closing of the Initial Public Offering. $0.35 per unit, or $26,250,000 in the aggregate was payable to the underwriters for deferred underwriting commissions (which deferred underwriting commission was waived by the underwriters during the three-month period ended March 31, 2024).
Deferred Legal Fees
The Company obtained legal advisory services in connection with the Initial Public Offering and agreed to pay approximately $275,000 of such fees upon the consummation of the initial Business Combination, which was recorded as deferred legal fees in the Balance Sheets as of March 31, 2024 and December 31, 2023.
Excise Tax
During the year ended December 31, 2023, holders of 6,294,164 shares of Class A common stock exercised their right to redeem their shares for an aggregate redemption amount of $63,919,253. As a result, the Company has accrued for and recorded a 1% excise tax liability in the amount of $639,193 on the Balance Sheets as of March 31, 2024 and December 31, 2023. The liability does not impact the statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.
Note 6 — Stockholders’ Equity Deficit
Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2024 and December 31, 2023, there were 2,120,269 shares of Class A common stock issued and outstanding (of which 30,000 shares were Independent Director Shares and not subject to redemption).
On October 23, 2020, the Company granted 10,000 Independent Director Shares to Gerald Gorman, on January 27, 2021, the Company granted 10,000 Independent Director Shares to Adrian Steckel, and on October 29, 2021, the Company granted 10,000 Independent Director Shares to David K. Moskowitz. The Independent Director Shares will vest on the date of the consummation of a Business Combination, subject to continued service on the Company’s board of directors until that date. The Company’s independent directors have entered into a letter agreement with the Company pursuant to which they will be subject to the same transfer restrictions and waivers as the Company’s initial stockholders, Sponsor, officers and directors with respect to their Founder Shares, as discussed in Note 1 and Note 4. The sale of the Independent Director Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Independent Director Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Independent Director Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of March 31, 2024, the Company determined that a Business Combination was not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation is recognized at the date a Business Combination is considered probable (i.e., upon consummation of the Business Combination) in an amount equal to the number of Independent Director Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Independent Director Shares.
Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of March 31, 2024 and December 31, 2023, 18,750,000 shares of Class B common stock were outstanding. As of March 31, 2024, our Sponsor owns approximately 89.9% of the Company’s issued and outstanding common stock.
Holders of record of Class A common stock and holders of record of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, with each share of stock entitling the holder to one vote, except as required by law or stock exchange rule, and except that prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of the Business Combination, holders of two-thirds of the voting power of the Founder Shares could remove a member of the board of directors for any reason.
The Class B common stock automatically converted into Class A common stock at the time of the Business Combination on a one-for-one basis. See Note 9.
Preferred Stock — The Company is authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.
Note 7 — Warrants
As of March 31, 2024 and December 31, 2023, the Company had 18,750,000 Public Warrants and 11,333,333 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.
If the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to

180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by our Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sales price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, the Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at $0.10 per warrant provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive a certain number of shares of Class A common stock, based on the fair market value of the Class A common stock;

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending three trading days before the notice of redemption is sent to the warrant holders; and

•
if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders is less than $18.00 per share, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

In no event will the Company be required to net cash settle any warrant.
Note 8 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:   Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.
The following tables present information about the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2024 and December 31, 2023 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. Significant deviations from these estimates and inputs could result in a material change in fair value.
Description	Level	March 31, 2024
Liabilities:
Private Placement Warrants	2	$2,265,533
Public Warrants	1	$3,748,125
Equity Forward	3	$332,000
Description	Level	December 31, 2023
Liabilities:
Private Placement Warrants	2	$3,468,000
Public Warrants	1	$5,737,500
Equity Forward	3	$325,000
Warrant Liabilities
As of March 31, 2024 and December 31, 2023, the Company’s derivative warrant liabilities were valued at $6,013,658 and $9,205,500, respectively. The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Balance Sheets. The derivative warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative warrant liabilities in the Unaudited Condensed Statements of Operations.
Equity Forward
As of March 31, 2024, the Company’s equity forward was valued at $332,000. The Equity Forward is accounted for as a liability classified financial instrument in accordance with ASC 480 and is presented as the Equity forward liability in the Balance Sheets as of March 31, 2024 and December 31, 2023.
Measurement — Warrants
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of March 31, 2024 and December 31, 2023 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CONXW. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.
The following table presents the changes in the fair value of derivative warrant liabilities during the years ended March 31, 2024 and March 31, 2023:
	Private Warrants	Public Warrants	Aggregate Warrant Liability
Fair value as of December 31, 2023	$3,468,000	$5,737,500	$9,205,500
Change in fair value	(1,202,467)	(1,989,375)	(3,191,842)
Fair value as of March 31, 2024	$2,265,533	$3,748,125	$6,013,658

(1)
Changes in valuation inputs or other assumptions are recognized in change in fair value of derivative warrant liabilities in the Unaudited Condensed Statements of Operations.

(2)
During the three months ended March 31, 2024 and December 31, 2023, there were no transfers into or out of the Level 1, Level 2, or Level 3 classifications.

	Private Warrants	Public Warrants	Aggregate Warrant Liability
Fair value as of December 31, 2022	$1,700,000	$2,812,500	$4,512,500
Change in fair value	1,768,000	2,925,000	4,693,000
Fair value as of March, 2023	$3,468,000	$5,737,500	$9,205,500

(1)
Changes in valuation inputs or other assumptions are recognized in change in fair value of derivative warrant liabilities in the Unaudited Condensed Statements of Operations.

(2)
During the three months ended March 31, 2023 and December 31, 2022, there were no transfers into or out of the Level 1, Level 2, or Level 3 classifications.

Measurement — Equity Forward
The Equity Forward is measured at fair value on a recurring basis. The subsequent measurement of the Equity Forward as of March 31, 2024 is classified as Level 3 due to unobservable inputs that are supported by little or no market activity that are significant to the fair value of the liability.
Equity Forward
Fair value as of December 31, 2023	$325,000
Change in fair value	7,000
Fair value as of March 31, 2024	$332,000
The Equity Forward was valued as follows:
Valuation Technique	Unobservable Input	Amount
Monte Carlo simulation	Volatility	27%
	Credit adjusted discount rate	35%
	Transaction probability	4%
Extension Notes — Related party
The Extension Notes — related party contain an embedded conversion feature that is not clearly and closely related to the debt agreement, which requires bifurcation and reporting at fair value. Due to the conversion feature being out of the money at inception and as of each reporting period, the value of the embedded conversion option is immaterial.
Note 9 — Subsequent Events
The Company evaluated events that have occurred after the Balance Sheet date through May 15, 2024, the date on which the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements, except as described below.
On May 1, 2024 (the “Closing Date”), the Company completed its previously announced purchase from EchoStar Real Estate Holding L.L.C. (“Seller”), a subsidiary of EchoStar Corporation (“EchoStar”), of that certain commercial real estate property (the “Property”) in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless, for a purchase price of $26.75 million (the “Transaction”), pursuant to the terms of the purchase and sale agreement, dated as of March 10, 2024 (as amended by that certain Amendment No. 1 thereto, dated May 1, 2024, the “Purchase Agreement”), by and between the Company and Seller. The Transaction constitutes the Company’s “Business Combination”, as that term is defined in the Articles.
In connection with the Transaction, each share of the then-issued and outstanding Class B common stock, par value $0.0001 per share of the Company (“Class B Common Stock”), automatically converted into one share of Class A common stock, par value $0.0001 per share of the Company (“Class A Common Stock”, and such conversion the “Class B Conversion”), on the Closing Date.
On the Closing Date, the Company and Seller entered into a lease agreement (the “Seller Lease Agreement”), pursuant to which Seller leased the Property from the Company. The Seller Lease Agreement is a “triple-net” lease. The Seller Lease Agreement provides for (i) an initial term of approximately 10 years, (ii) a base rent payable during the first year of the initial term of $228,500 per month, which will escalate annually at a rate of two percent per annum, (iii) a monthly additional rent payment, which is estimated for each calendar year and paid in equal monthly installments, which represents Seller’s proportionate share of the operating expenses of the Property, and (iv) two five-year renewal options for Seller, with the base rent upon a renewal to be revised to fair market value and subject to the same annual escalation terms. All of Seller’s obligations under the Seller Lease Agreement are guaranteed by DISH Network Corporation, an affiliate of Seller.
Pursuant to the Tender Offer Statement on Schedule TO originally filed with the SEC by the Company on April 1, 2024 (together with any subsequent amendments and supplements thereto, the “Schedule TO”) in connection with the Company’s offer to purchase for cash up to 2,120,269 of its issued and outstanding shares of Class A Common Stock at a price of $10.598120 per share (the “Purchase Price”), a total of 1,941,684 shares of Class A Common Stock (the “Tendered Shares”) were validly tendered and not properly withdrawn as of the expiration date of the tender offer and were accepted for purchase by the Company. As of the Closing Date, the Company purchased all such Tendered Shares of Class A Common Stock at the Purchase Price.
On the Closing Date, the Company completed the Equity Forward Transaction. Prior to the Closing Date, Mr. Ergen assigned the Subscription Agreement in accordance with its terms to the Trust. On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of Preferred Stock, at an aggregate purchase price of approximately $200 million, or $11.50 per share. The Company used a portion of the proceeds from the Equity Forward Transaction to fund the purchase price for the Property in the Business Combination.
As of the Closing Date, the Company satisfied and discharged its obligations under the Second Restated Note by repaying in full the principal amount of $900,000 to the Sponsor.
As of the Closing Date, the Company satisfied and discharged its obligations under the First Extension Note by repaying in full the principal amount of $1,168,774 to the Sponsor.
As of the Closing Date, the Company satisfied and discharged its obligations under the Second Extension Note by repaying in full the principal amount of $539,652 to the Sponsor.
On May 2, 2024, the Nasdaq Hearings Panel (the “Panel”) notified the Company of the Panel’s determination that, although the Company completed a business combination, Nasdaq Listing Qualifications Staff informed the Panel that as a result of the Company’s Market Value of Publicly Held Securities as of May 1, 2024, the Transaction did not demonstrate compliance with Nasdaq’s initial listing requirements and therefore the Company did not comply with Nasdaq IM-5101-2, and the Company’s securities would be delisted from Nasdaq. Trading of the Company’s securities on the Nasdaq was suspended at the open of trading on May 6, 2024. The Company has applied for its securities to be quoted on an over-the-counter market operated by the OTC Markets Group, Inc.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.
Amount
Securities and Exchange Commission registration fee		$51,092.20
FINRA filing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.   Indemnification of Directors and Officers.
Our bylaws provide, pursuant to the authority in our amended and restated articles of incorporation, that our officers and directors will be indemnified by us to the fullest extent permitted by Nevada law, as it may be amended from time to time. In addition, our amended and restated articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated articles of incorporation and bylaws. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Nevada law would permit such indemnification.
The Company may also purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any public shares they may acquire (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
Series A Preferred Stock
On the Closing Date, the Company completed its previously announced transaction (the “Equity Forward Transaction”) pursuant to the terms of the subscription agreement, dated as of November 1, 2023, by and between the Company and Charles W. Ergen, the Company’s founder or an affiliate (such agreement, as amended by that certain Amendment No. 1 thereto, dated March 25, 2024, the “Subscription Agreement”). The closing of the Equity Forward Transaction was contingent upon the consummation of the Transaction. Prior to the Closing Date, Mr. Ergen assigned the Subscription Agreement in accordance with its terms to a trust established for the benefit of his family (the “Trust”). On the Closing Date, the Company issued and sold to the Trust 17,391,300 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at an aggregate purchase price of approximately $200 million, or $11.50 per share. The Company used a portion of the proceeds from the Equity Forward Transaction to fund the purchase price for the Property.
On the Closing Date, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Nevada setting forth the terms, rights, obligations and preferences of the Preferred Stock. Pursuant to the Certificate of Designation, on the tenth trading day following the date on which the volume-weighted average price for the Company’s common stock over any twenty trading days within any preceding thirty consecutive trading day period is greater than or equal to $11.50, each share of Preferred Stock will mandatorily be converted into one share of Class A Common Stock, subject to certain limitations and customary adjustments for stock dividends, stock splits and similar corporate actions.
If the Preferred Stock has not earlier been converted, the Company will redeem each share of Preferred Stock after the date that is the fifth anniversary of the Closing, on not less than 10 nor more than 20 days prior notice, in cash at a price equal to $11.50 per share, subject to certain customary adjustments.
The Preferred Stock issued by the Company to the Trust on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.
Conversion of Class B Common Stock to Class A Common Stock
On the Closing Date, each share of the then-issued and outstanding Class B common stock, par value $0.0001 per share, of the Company, automatically converted into one share of Class A Common Stock. The conversion was effected in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Item 16.   Exhibits and Financial Statement Schedules.
Exhibit No.	Description
2.1	Purchase and Sale Agreement, dated March 10, 2024, by and between CONX Corp. and EchoStar Real Estate Holding L.L.C. (filed as Exhibit 10.1 to CONX Corp.’s Current Report on Form 8-K, filed on March 11, 2024, and incorporated herein by reference).
2.2	Amendment No. 1 to Purchase and Sale Agreement, dated as of April 26, 2024 (filed as Exhibit 10.2 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on May 2, 2024, and incorporated herein by reference).
3.1	Amended and Restated Articles of Incorporation, dated as of October 29, 2020 (filed as Exhibit 3.1 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on November 3, 2020, and incorporated herein by reference).
3.2	First Amendment to the Amended and Restated Articles of Incorporation, dated as of October 31, 2022 (filed as Exhibit 3.1 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on November 1, 2022, and incorporated herein by reference).
3.3	Second Amendment to the Amended and Restated Articles of Incorporation of CONX Corp., dated as of June 2, 2023 (filed as Exhibit 3.1 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on June 2, 2023, and incorporated herein by reference).
3.4	Third Amendment to the Amended and Restated Articles of Incorporation of CONX Corp., dated as of November 3, 2023 (filed as Exhibit 3.1 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on November 3, 2023, and incorporated herein by reference).
3.5	Certificate of Designation of Series A Convertible Preferred Stock (filed as Exhibit 3.5 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on May 7, 2024, and incorporated herein by reference).
3.6	Bylaws (filed as Exhibit 3.2 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on November 3, 2020, and incorporated herein by reference).
5.1*	Opinion of Greenberg Traurig, LLP.
10.1	Lease Agreement, dated as of May 1, 2024, by and between CONX Corp. and EchoStar Real Estate Holding L.L.C. (filed as Exhibit 10.3 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on May 2, 2024, and incorporated herein by reference).
10.2	Subscription Agreement, dated November 1, 2023 (filed as Exhibit 10.1 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on November 1, 2023, and incorporated herein by reference).
10.3	Amendment No. 1 to Subscription Agreement, dated March 25, 2024 (filed as Exhibit (d)(15) of Schedule TO-I, filed with the SEC on April 1, 2024, and incorporated herein by reference).
10.4	Letter Agreement, dated October 29, 2020, by and among the Company, its executive officers, its directors and nXgen Opportunities, LLC (filed as Exhibit 10.1 to CONX Corp’s Current Report on Form 8-K, filed with the SEC on November 3, 2020, and incorporated herein by reference).
10.5	Registration Rights and Stockholder Agreement, dated October 29, 2020, by and among the Company, nXgen Opportunities, LLC and the other holders party thereto (filed as Exhibit 10.3 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on November 3, 2020, and incorporated herein by reference).
10.6	Form of Indemnity Agreement between the Company and each of the officers and directors of the Company (filed as Exhibit 10.5 to CONX Corp.’s Current Report on Form 8-K, filed with the SEC on November 3, 2020, and incorporated herein by reference).
23.1**	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1).
24	Power of Attorney (included on signature page to Amendment No. 1 to this Registration Statement).

Exhibit No.	Description
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table.

*
Previously filed.

**
Filed herewith

Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 12th day of July, 2024.
CONX Corp.
By:
/s/ Kyle Jason Kiser

Name:
Kyle Jason Kiser

Title:
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Kyle Jason Kiser as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any or all amendments (including post-effective amendments) to the Registration Statement (and any additional registration statements related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to the Registration Statement may make such changes in such Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the date indicated.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Charles W. Ergen Charles W. Ergen	Chairman, Director	July 12, 2024
/s/ Kyle Jason Kiser Kyle Jason Kiser	Chief Executive Officer, President, Treasurer and Director (Principal Executive Officer, Principal Financial and Accounting Officer, Director)	July 12, 2024
/s/ Gerald Gorman Gerald Gorman	Director	July 12, 2024
/s/ David K. Moskowitz David K. Moskowitz	Director	July 12, 2024
/s/ Adrian Steckel Adrian Steckel	Director	July 12, 2024